UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Graco Inc.
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GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Please join us on Friday, April 20, 2012, at 1:00 p.m. Central Time for Graco Inc.’s Annual Meeting of Shareholders at the George Aristides Riverside Center, located at 1150 Sibley Street N.E., Minneapolis, Minnesota.

At this meeting, shareholders will consider the following matters:

1.	Election of three directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2012.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	Increase in authorized shares for the Employee Stock Purchase Plan.

5.	Approval of the Incentive Bonus Plan.

6.	Vote on a shareholder proposal, if properly presented at the meeting.

7.	Transaction of such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 21, 2012, are entitled to vote at this meeting or any adjournment.

We encourage you to join us and vote at the meeting. Regardless of whether you plan on attending the meeting, we encourage you to vote by Internet, or by requesting a paper copy and voting by telephone or returning your proxy card by mail, as described in further detail later in this Proxy Statement.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares in person at the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. This will not prevent you from voting in person if you decide to attend the meeting.

Sincerely,

Patrick J. McHale President and Chief Executive Officer March 7, 2012 Minneapolis, Minnesota	Karen Park Gallivan Secretary

GENERAL REQUESTS FOR GRACO INC. 2011 ANNUAL REPORT ON FORM 10-K

The Graco Inc. 2011 Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6609 or writing:

Investor Relations

Graco Inc.

P.O. Box 1441

Minneapolis, Minnesota

55440-1441

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2012

Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 20, 2012 and any adjournments of that meeting (the “Meeting”).

We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.

The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties, for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 7, 2012, and the proxy materials will be available at that time on www.proxyvote.com.

Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors, the advisory vote on our executive compensation, the vote to increase the number of shares authorized for the Employee Stock Purchase Plan, the vote on the Incentive Bonus Plan and the shareholder proposal to adopt majority voting for the election of directors will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee may not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

The vote required for the election of directors is a plurality of votes cast. The vote required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2012, the vote to increase the number of shares authorized for the Employee Stock Purchase Plan, the vote on the Incentive Bonus Plan and the vote on the shareholder proposal require the approval of the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. In addition, the total votes cast on the proposal to increase the number of shares authorized for the Employee Stock Purchase Plan must represent over 50% of the shares entitled to vote. The advisory vote on our executive compensation is advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal.

Only shareholders of record as of the close of business on February 21, 2012 may vote at the Meeting. As of that date, there were 60,003,948 issued and outstanding common shares of Graco Inc. (which we refer to in this Proxy Statement as “us,” “we,” “Graco,” “our Company” or “the Company”), the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS

Registered shareholders may vote by using any one of the following methods:

1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it as soon as possible in the envelope provided.

4.	Vote in Person at the Annual Meeting.

You may vote in person at the Annual Meeting to be held at the George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota, on Friday, April 20, 2012, at 1:00 p.m. Central Time.

If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

PROPOSAL 1

ELECTION OF DIRECTORS

NOMINEES AND OTHER DIRECTORS

The number of directors of our Company is set at nine; there are currently nine directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next Annual Meeting of Shareholders. Directors elected at an Annual Meeting of Shareholders to succeed directors whose terms expire are elected for three-year terms. Our Board policy states that a director shall retire from the Board effective as of the date of the Annual Meeting of Shareholders next following his or her 75th birthday, unless our Board waives this requirement. At the Meeting, three persons will be nominated for election to our Board of Directors.

Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated William J. Carroll, Jack W. Eugster and R. William Van Sant for three-year terms expiring in the year 2015. Mr. Carroll, Mr. Eugster and Mr. Van Sant, whose current terms expire at the Meeting, have previously been elected as directors by the shareholders of our Company.

Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director nominee must receive the vote of a plurality of the voting power of shares present at the Meeting in order to be elected. Unless the Board reduces the number of directors, your proxy will be voted to elect any replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

The following information is given with respect to the three nominees for election and the other six directors whose terms of office will continue after the Meeting. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.

Nominees for election at this Meeting to terms expiring in 2015:

William J. Carroll

Mr. Carroll, 67, was Chief Executive Officer of Limo-Reid, Inc. d/b/a NRG Dynamix, a power train designer and manufacturer, from March 2009 until June 2011. From May 2006 until March 2009, he was a principal of Highland Jebco LLC, which provides advisory and consulting services to the automotive parts industry. He was the Director of Economic and Community Development for the city of Toledo, Ohio from September 2004 until January 2006. From September 2003 to March 2004, Mr. Carroll was President and Chief Operating Officer of Dana Corporation. Dana Corporation engineers, manufactures and distributes components and systems for vehicular and industrial manufacturers worldwide. From 1997 to March 2004, Mr. Carroll was President – Automotive Systems Group of Dana Corporation. Mr. Carroll has been a director of Graco since June 1999.

Jack W. Eugster

Mr. Eugster, 66, was Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1980 until his retirement in January 2001. Mr. Eugster has been a director of Graco since February 2004, and is also a director of Donaldson Company, Inc., Black Hills Corporation and Life Time Fitness, Inc. From 2000 until 2007, Mr. Eugster served as a director of Golf Galaxy, Inc., and from 1991 until late 2005, he served as a director of ShopKo Stores, Inc.

R. William Van Sant

Mr. Van Sant, 73, is an operating partner of Stone Arch Capital, LLC, a private equity firm. He assumed this position in January 2008. From August 2006 through December 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman, and from 2003 until November 2005, Mr. Van Sant was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner with Norwest Equity Partners, a private equity firm, from 2001 through 2006. Mr. Van Sant has been a director of Graco since February 2004 and is also a director of H.B. Fuller Company.

Directors whose terms continue until 2013:

Eric P. Etchart

Mr. Etchart, 55, is President of the Manitowoc Cranes Group, a business segment of The Manitowoc Company, Inc., and a Senior Vice President of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment. He has held these positions since 2007. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group, in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc in 2001, and PPM Cranes S.A. Mr. Etchart has been a director of Graco since December 2010.

J. Kevin Gilligan

Mr. Gilligan, 57, is Chairman and Chief Executive Officer of Capella Education Company, an online education provider, a position he has held since March 2009. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from October 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until January 2004. Mr. Gilligan has been a director of Graco since February 2001 and is also a director of Capella Education Company. From 2004 until 2009, Mr. Gilligan served as a director of ADC Telecommunications, Inc.

William G. Van Dyke

Mr. Van Dyke, 66, was Chairman of the Board of Donaldson Company, Inc., a diversified manufacturer of air and liquid filtration products, from August 2004 until his retirement in August 2005. He was Chief Executive Officer and President of Donaldson Company, Inc. from 1996 to August 2004. Mr. Van Dyke has been a director of Graco since May 1995 and is also a director of Polaris Industries, Inc. and Alliant Techsystems Inc. From 2005 until 2006, he served as a director of Black Hills Corporation.

Directors whose terms continue until 2014:

Patrick J. McHale

Mr. McHale, 50, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2007. He served as Vice President and General Manager, Lubrication Equipment Division of Graco from June 2003 until June 2007. He was Vice President, Manufacturing and Distribution Operations from April 2001 until June 2003. He served as Vice President, Contractor Equipment Division from February 2000 to March 2001. Prior to becoming Vice President, Lubrication Equipment Division in September 1999, he held various manufacturing management positions in Minneapolis, Minnesota; Plymouth, Michigan; and Sioux Falls, South Dakota. Mr. McHale joined the Company in December 1989 and has been a director since June 2007.

Lee R. Mitau

Mr. Mitau, 63, is Executive Vice President and General Counsel of U.S. Bancorp, a regional bank holding company. He assumed this position in 1995. Mr. Mitau has been a director of Graco since May 1990. He served as Chairman of the Board of the Company from May 2002 until April 2006 and has been serving as Chairman of the Board of the Company since June 2007. He also serves as Chairman of the Board of H.B. Fuller Company.

Martha A. Morfitt

Ms. Morfitt, 54, is Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements. She assumed this position in October 2009. Ms. Morfitt is also President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products. She held this position from 2001 through March 2007. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Ms. Morfitt has been a director of Graco since October 1995 and is also a director of Life Time Fitness, Inc. and lululemon athletica inc. From 1998 until 2007, she served as a director of CNS, Inc.; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as a director of Solta Medical, Inc. f/k/a Thermage, Inc.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Messrs. Carroll, Eugster and Van Sant to terms expiring in 2015.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Mr. Carroll, Mr. Etchart, Mr. Eugster, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Dyke and Mr. Van Sant are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. McHale, the Company’s President and Chief Executive Officer. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in Section 303A.02 of the New York Stock Exchange corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.

In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors, other than Mr. Mitau, have any relationship with the Company other than as a director and/or shareholder. Some of our non-employee directors are or were during the previous three fiscal years a non-management director of another company that did business with us during these years, and/or a non-executive director of one or more charitable organizations to which our Company’s charitable foundation made a contribution during those years. The Board specifically considered that Mr. Mitau serves as Executive Vice President and General Counsel of U.S. Bancorp. In 2011, our Company paid certain subsidiaries of U.S. Bancorp approximately $65,000 for transactional deposit services, including those related to cash management, credit card processing and letters of credit;

approximately $38,000 for interest expense; and approximately $452,000 for service fees related to our revolver and credit lines. The revolver services provided during 2011 were not advisory in nature. Our banking and borrowing relationship with U.S. Bancorp predates Mr. Mitau’s service on our Board and Mr. Mitau has never been personally involved in any way in the negotiation of our business terms or relationships with the U.S. Bancorp subsidiaries with which we do business. The total amount our Company paid to U.S. Bancorp’s subsidiaries in 2011, approximately $555,000, falls significantly below 2 percent of U.S. Bancorp’s 2011 gross revenues, or $382 million, which is the threshold for determining independence under the New York Stock Exchange’s independence standards. The Board determined that neither the nature of the relationship between U.S. Bancorp (including the subsidiaries with which we do business) and our Company nor the amount of payments was material to either Graco or U.S. Bancorp. Moreover, our Board concluded that Mr. Mitau does not have a material interest in the foregoing transactions because he was not directly involved in the transactions nor does he derive any special benefit related to the transactions, and the transactions with U.S. Bancorp’s subsidiaries were the result of a competitive bidding process and arm’s-length negotiations.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide for the position of Chairman of the Board of Directors, who may or may not be the same person who serves as our President and Chief Executive Officer. Mr. Mitau has served as our independent Chairman of the Board from May 2002 until April 2006 and again since June 2007. Our Board currently believes that separating the roles of Chairman of the Board and CEO is appropriate for our Company because, during difficult or volatile economic times such as those we recently experienced, it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Chairman. Moreover, Mr. Mitau has significant public company experience. Our Corporate Governance Guidelines set forth several responsibilities of the Chairman of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.

BOARD OVERSIGHT OF RISK

Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in the Company’s decisions and key strategies. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee the Company’s compliance with legal and regulatory requirements.

The Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September for approval to ensure completeness, appropriate oversight and review. While our Board leadership structure results from the considerations described above, we believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.

MEETINGS OF THE BOARD OF DIRECTORS

During 2011, our Board of Directors met six times. Attendance of our directors at all Board and Committee meetings averaged 96 percent. During 2011, every director attended at least 75 percent of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2011, all of the directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors. Mr. Mitau, Chairman of the Board, presides at the executive sessions.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 21, 2012, the record date, was as follows:

Management Organization
Audit	Governance	and Compensation
William J. Carroll, Chair	Lee R. Mitau, Chair	Jack W. Eugster, Chair
Eric P. Etchart	William J. Carroll	Eric P. Etchart
Jack W. Eugster	Martha A. Morfitt	J. Kevin Gilligan
J. Kevin Gilligan	William G. Van Dyke	Lee R. Mitau
William G. Van Dyke R. William Van Sant	R. William Van Sant	Martha A. Morfitt

Audit Committee (7 meetings in fiscal year 2011)

The Audit Committee is composed entirely of directors who meet the independence requirements of Rule 10A-3(b) under the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Mr. Carroll, Mr. Van Dyke and Mr. Van Sant are audit committee financial experts.

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and the independent auditors.

The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 18, 2011.

Governance Committee (3 meetings in fiscal year 2011)

The Governance Committee has the following functions:

•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, and presents director nominees to the Board;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

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Recommends to the Board requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and Chief Executive Officer.

The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February 17, 2006.

Management Organization and Compensation Committee (3 meetings in fiscal year 2011)

The Management Organization and Compensation Committee has the following functions:

•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the Chief Executive Officer and approves the compensation of the executive officers;

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Reviews the performance of the Chief Executive Officer based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock option and other stock-based compensation plans; and

•	Reviews and makes recommendations on executive management organization and succession plans.

The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on February 18, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Management Organization and Compensation Committee during 2011 has ever been an officer or employee of our Company or any of its subsidiaries.

DIRECTOR QUALIFICATIONS AND SELECTION PROCESS

Qualification Standards

Our Company will only consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission.

Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines which include, among others, the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday, unless the Board waives such requirement, and the requirement to tender the director’s resignation if his or her employment status significantly changes.

The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate.

Qualifications of Current Directors

All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable them to make a significant contribution to the governance of our Company. The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as members of the Board.

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Mr. Carroll, a member of our Governance and Audit Committees, brings to our Board a seasoned perspective and comprehensive breadth of expertise on the automotive industry, a key market served by Graco. As former President and Chief Executive Officer of Limo-Reid, Inc., d/b/a NRG Dynamix, and as former President and Chief Operating Officer of Dana Corporation, he gained considerable skill in financial, accounting and manufacturing oversight. Our Board recognizes this skill through its designation of Mr. Carroll as one of our Audit Committee financial experts and by his appointment as Chair of the Audit Committee.

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Mr. Etchart, a member of our Audit and Management Organization and Compensation Committees, has twenty-nine years of global experience with manufacturing companies, including as President and General Manager of the Manitowoc Crane Group of The Manitowoc Company, Inc. He has extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with twenty-five years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the

Middle East, is particularly well suited to provide an international perspective to the Board as we develop our business in global markets.

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Mr. Eugster, our Chair of the Management Organization and Compensation Committee and member of the Audit Committee, has more than forty years of public company experience, including as Chairman, President and CEO of Musicland Stores Corporation. He has served on numerous public company boards including Donaldson Company, Inc., Black Hills Corporation, Life Time Fitness, Inc., Golf Galaxy, Inc. and ShopKo Stores, Inc. He has extensive knowledge of and expertise in finance and marketing, and is able to devote considerable attention to Company matters.

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Mr. Gilligan, a member of our Audit and Management Organization and Compensation Committees, has over twenty-five years of global operational experience including as President and CEO, Automation and Control Solutions, of Honeywell International. He also has comprehensive knowledge of the construction industry, one of the key industries that Graco serves. Mr. Gilligan’s additional public company experience as Chairman and CEO of Capella Education Company and former lead director of ADC Telecommunications, Inc. provides additional depth to our Board’s leadership capabilities.

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Mr. McHale, our President and Chief Executive Officer, has twenty-two years of progressive experience in various manufacturing, sales and marketing roles while at Graco. Mr. McHale has led each of our Contractor and Lubrication Equipment divisions and has extensive manufacturing experience acquired in his role as Vice President, Manufacturing and Distribution Operations. He also has in-depth experience with financial and managerial accounting practices at Graco.

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Mr. Mitau, our Chairman of the Board, Chair of the Governance Committee and member of the Management Organization and Compensation Committee, is the current Executive Vice President and General Counsel of U.S. Bancorp and former chair of the corporate department of a global law firm and has extensive public company legal and governance expertise. This governance expertise has also been developed as a director of H.B. Fuller Company, where he has served as Chairman of the Board since 2006. In addition, he is an expert in corporate finance and mergers and acquisitions. With over twenty-one years on our Board, Mr. Mitau has developed an in-depth knowledge of our business. His long history with our Company, combined with his leadership and corporate governance skills, makes him particularly well-qualified to be our Chairman.

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Ms. Morfitt, a member of our Governance and Management Organization and Compensation Committees, brings a wealth of global marketing and leadership skills to our Board. Her experiences as CEO at Airborne, Inc., River Rock Partners, Inc., and CNS, Inc., and as Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. With sixteen years on our Board, Ms. Morfitt’s considerable knowledge of our business makes her well-suited to provide advice with respect to our strategic plans and marketing programs.

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Mr. Van Dyke, a member of our Audit and Governance Committees, brings to our Board visionary, disciplined leadership developed over his distinguished career as Chairman and CEO of Donaldson Company, Inc., a global manufacturing company like Graco. In addition, the Board also values his experience as a director of two other public manufacturing companies, Polaris Industries Inc. and Alliant Techsystems Inc. He was selected by our Board not only for his financial, accounting and operational expertise, but also because of his knowledge of industrial product markets and manufacturing processes. Mr. Van Dyke has over sixteen years of experience serving Graco on its Board, and has been designated by our Board as an Audit Committee financial expert.

•

Mr. Van Sant, a member of the Audit and Governance Committees, is an expert in management, finance and manufacturing operations, experience he has acquired over many years as the Chairman, director and/or CEO of various manufacturing companies including H.B. Fuller Company, Paladin Brands Holding, Inc., Nortrax, Inc., Lukens Inc., Blount, Inc., and Cessna Aircraft Company. He also held roles of increasing responsibility over a nearly thirty-year career at John Deere Company, and has more recently served as an operating partner with two private equity firms, Stone Arch Capital, LLC, where he currently works, and Norwest Equity Partners. Mr. Van Sant’s strong leadership experience and seasoned business valuation skills make him a key contributor to our Board on strategy and growth topics. He has been designated by our Board as an Audit Committee financial expert.

Board Diversity

In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section of this Proxy Statement. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above.

Nominee Selection Process

The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters. Our bylaws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of our Annual Meeting of Shareholders. The nominations must set forth: (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice, as it appears in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. Shareholder nominees will be evaluated in the same manner as nominees from other sources.

DIRECTOR COMPENSATION

Effective May 1, 2011, the annual retainer paid to each non-employee director of Graco, except the non-employee Chairman, was increased from $32,000 to $38,000. The non-employee Chairman continued to be paid at the rate of $75,000 per annum. We also pay annual retainers of $5,000 for the Chair of the Governance Committee, and $7,500 for the Chair of the Management Organization and Compensation Committee. Effective May 1, 2011, the annual retainer for the Chair of the Audit Committee was increased from $7,500 to $10,000. The non-employee directors received a meeting fee of $1,500 for each Board meeting attended. The meeting fee for each of our three Committees is $1,200 per meeting. The meeting fee for attendance by telephone at any in-person or telephonic Board or Committee meeting is one-half of the fee for in-person attendance. All retainer and meeting fees are paid in arrears.

A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainer (including committee chair retainer) and meeting fees. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of stock in an account held by a trustee in the name of the non-employee director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.

Non-employee directors receive an annual option grant. In 2011, non-employee directors received an annual option grant of 7,100 shares on the date of the Company’s Annual Meeting of Shareholders. The number of shares granted was based on an estimated Black-Scholes value of $14.16 per share on April 1, 2011, and an economic value of approximately $100,000. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant with an economic value equal to the economic value of the most recent option grant for non-employee directors. There were no first-time non-employee director appointments in 2011. Options granted to non-employee directors are issued under the Graco Inc. 2010 Stock Incentive Plan, are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the last sale price of the stock as reported by the New York Stock Exchange on the date immediately prior to the date of grant. At the February 2012 meeting, the Management Organization and Compensation Committee, which administers the Company’s equity plans, approved an amendment to all outstanding and future stock option award agreements of the directors to allow the directors to exercise their stock options through net exercises as more fully described on page 26 of this Proxy Statement.

Our Board’s philosophy is to target retainer and meeting fee compensation at the median of the market, and target equity compensation in the form of stock options above the median of the market, in order to attract and retain capable board members and to strengthen the link between our director compensation program and the interest of our shareholders in Graco stock performance.

Our Governance Committee retained Towers Watson to conduct a peer group comparison of director compensation and present such data at its February 2011 meeting. The peer companies selected for the comparison matched the peer group identified for executive compensation on page 20 of the Compensation Discussion and Analysis section of the Proxy Statement for the 2011 Annual Meeting of Shareholders. In reviewing the peer group comparison, the Governance Committee concluded that the current base retainer and Audit Committee retainer fell below the median of the peer group. As a result, the Board of Directors, upon recommendation of the Governance Committee, determined that, effective May 1, 2011, the annual base retainer for non-employee directors (excluding the Chairman) would increase from $32,000 to the peer group median of $38,000, and the Audit Committee Chair annual retainer would increase from $7,500 to the peer group median of $10,000. In addition, our Board determined that its method for setting the annual stock option award for the non-employee directors would change from a fixed share to an economic value approach to reduce director compensation volatility. Our Board set the economic value for their 2011 stock option award at $100,000, which is in the upper quartile of the peer group.

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2012 meeting. The peer companies used for the 2012 benchmarking study matched the peer group identified for executive compensation on page 21 in the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing the peer group comparison, the Governance Committee concluded that its current retainer and meeting fee compensation, in the aggregate, is approximately at the median of the peer group, and that its equity compensation, in the aggregate, is in the upper quartile of the peer group, so no changes were proposed for 2012.

Share ownership guidelines for our directors were adopted effective February 15, 2008. The guidelines require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainer and meeting fees in Company stock. Shares of common stock directly and beneficially owned, as well as phantom stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. At the September 18, 2008 Governance Committee meeting, the Committee clarified that the annual retainer calculation shall be set at the rate then in effect for the non-Chairman annual retainer and shall not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau, Ms. Morfitt and Mr. Van Dyke upon their respective retirements.

Director Compensation Table for Fiscal Year Ended December 30, 2011

The following table summarizes the total compensation paid to or earned by the members of our Board of Directors during the fiscal year ended December 30, 2011:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4,5) ($)	Total ($)
William J. Carroll	46,307	15,436	99,438	—	161,181
Eric P. Etchart	27,417	27,033	99,438	—	153,888
Jack W. Eugster	10,875	50,475	99,438	—	160,788
J. Kevin Gilligan	—	53,850	99,438	—	153,288
Lee R. Mitau	—	95,450	99,438	30,000	224,888
Martha A. Morfitt	—	46,950	99,438	30,000	176,388
William G. Van Dyke	53,850	—	99,438	30,000	183,288
R. William Van Sant	—	56,325	99,438	—	155,763

(1)

Mr. Van Dyke elected to receive all retainer and meeting fees in cash. Mr. Carroll elected to receive 75 percent of his retainer and meeting fees in cash and 25 percent in deferred stock. Mr. Etchart elected to receive 50 percent of his retainer and meeting fees in cash and 50 percent in shares of stock plus cash in lieu of any fractional share. Mr. Eugster elected to receive 25 percent of his retainer fees in cash and 75 percent in deferred stock and 100 percent of his meeting fees in deferred stock. All other non-employee directors elected to receive all retainer and meeting fees in deferred stock.

(2)	During all or a portion of their service on the Board, Messrs. Carroll, Eugster, Gilligan, Mitau, Van Dyke, Van Sant and Ms. Morfitt have elected to defer the receipt of stock. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock, whether deferred or direct stock, for each of the four calendar quarters. Grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2011 year-end are as follows:

Account Balance
Mr. Carroll	13,716 shares
Mr. Eugster	10,254 shares
Mr. Gilligan	17,721 shares
Mr. Mitau	41,838 shares
Ms. Morfitt	24,002 shares
Mr. Van Dyke	23,470 shares
Mr. Van Sant	13,244 shares

(3)	Each non-employee director received an annual option grant of 7,100 shares on April 21, 2011, the date of the Annual Meeting of Shareholders. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2011, computed in accordance with financial accounting principles, which is based on a per share value of $14.01 for options granted on April 21, 2011. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K. The aggregate number of outstanding option grants at year-end 2011 are as follows:

	Unvested Shares	Exercisable Shares
Mr. Carroll	20,000	36,075
Mr. Etchart	13,550	2,150
Mr. Eugster	20,000	31,200
Mr. Gilligan	20,000	36,075
Mr. Mitau	20,000	36,075
Ms. Morfitt	20,000	7,200
Mr. Van Dyke	20,000	36,075
Mr. Van Sant	20,000	31,200

(4)

Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau, Ms. Morfitt and Mr. Van Dyke, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to one-fourth of the annual base retainer of the non-Chairman directors in effect immediately prior to the director’s retirement.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:
•	Discount rate: 4.60 percent as of December 31, 2011.
•	Retirement age: The Plan does not have a specified normal retirement age. Therefore the values reflect the increase in present value of the accrued benefit as of December 31, 2011.
•	Form of payment: Five-year certain (payable quarterly).

COMMUNICATIONS WITH THE BOARD

Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Vice President, General Counsel and Secretary. If a communication does not relate in any way to Board matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he or she will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee directors. The Vice President, General Counsel and Secretary will keep a log of all communications addressed to the Board that he or she receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:

•	Write to the Board at the following address:

Board of Directors

Graco Inc.

c/o Karen Park Gallivan, Vice President, General Counsel and Secretary

P.O. Box 1441

Minneapolis, Minnesota 55440-1441

•	Email the Board at boardofdirectors@graco.com

CORPORATE GOVERNANCE DOCUMENTS

The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on the Company’s website at www.graco.com and may be found by selecting the “Investor Relations” tab and then clicking on “Corporate Governance.”

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 30, 2011 (the “Financial Statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). The Audit Committee has discussed with Deloitte the matters required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. Our management has represented to the Audit Committee that the Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte its independence. The Audit Committee has also received written material addressing Deloitte’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte and has concluded that such non-audit services are compatible with the independence of Deloitte.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the Financial Statements for the fiscal year ended December 30, 2011, be included in the Company’s 2011 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Members of the Audit Committee

Mr. William J. Carroll, Chair

Mr. Eric P. Etchart

Mr. Jack W. Eugster

Mr. J. Kevin Gilligan

Mr. William G. Van Dyke

Mr. R. William Van Sant

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees incurred by Graco Inc. and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Firms”), and the fees paid to the Deloitte Firms for services in the other fee categories during the fiscal years ended December 30, 2011 and December 31, 2010. The Audit Committee has considered the scope and fee arrangements for all services provided by the Deloitte Firms to our Company, taking into account whether the provision of non-audit services is compatible with maintaining Deloitte’s independence. The Audit Committee pre-approved 100 percent of the services described below.

	Fiscal Year Ended 12/30/11	Fiscal Year Ended 12/31/10
Audit Fees	$802,000	$765,000
Audit-Related Fees(1)	$191,000	—
Tax Fees(2)	$784,000	$31,000
Total	$1,777,000	$796,000

(1)	Consists of fees and expenses for acquisition due diligence services in 2011.

(2)	Includes fees in 2011 for tax compliance services of $15,000 and tax advice of $769,000 related to ongoing operations and a proposed acquisition, and fees in 2010 for tax compliance services of $27,000 and tax advice of $4,000.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte has acted as the independent registered public accounting firm for our Company since 1962. The Audit Committee of the Board, which has selected Deloitte as the independent registered public accounting firm for fiscal year 2012, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any shareholder questions.

The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of Deloitte as the independent registered public accounting firm for fiscal year 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In 2011, the Company achieved financial results that exceeded its objectives while maintaining a long-term focus of investing in products and initiatives that position the Company for growth. The short-term cash incentive plans retained net sales and earnings per share (“EPS”) as metrics in 2011 to encourage top-line sales growth, as well as bottom-line earnings, both of which form the basis for long-term shareholder value growth. The Company’s actual 2011 net sales and EPS results against performance targets and prior year results are detailed below.

The Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”) targets a competitive and equitable executive compensation program that rewards Company (or, in some cases, region or division) performance and individual performance. The total annual direct compensation opportunity for our executive officers consists of base salary, short-term incentive target, and a long-term incentive award in the form of stock options. Although the MOCC does not establish a set pay mix for our executives, it strives to maintain a reasonable and competitive balance between the fixed and variable components. In addition, the MOCC seeks to closely align the interests of our executives with our shareholders through performance-based annual incentives and stock options.

The 2011 financial performance resulted in above-target payouts for the short-term incentive plans which are summarized below:

Named Executive Officer(1)	Performance Metrics (weights)	Payout as % of Target
Patrick J. McHale	Corporate Net Sales/ EPS (50% each)	150%
James A. Graner	Corporate Net Sales/EPS (50% each)	150%
Dale D. Johnson	Corporate Net Sales/ EPS/ Worldwide Division Net Sales /EPS (25% each)	150%
Simon J.W. Paulis	Corporate Net Sales/EPS/ Worldwide Regional Net Sales/EPS (25% each)	150%
David M. Lowe	Corporate Net Sales/ EPS/ Worldwide Division Net Sales/EPS (25% each)	150%

(1)	The Company’s named executive officers are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (each a “Named Executive Officer” or “NEO” and collectively, the “Named Executive Officers” or “NEOs.”)

We conduct a review of our executive compensation program and philosophy on an annual basis to ensure each component is in alignment with the best interests of our shareholders and current market practices. We also consider the results of the most recent advisory, non-binding vote on the compensation of the Named Executive Officers (which was approved by more than 96% of the votes cast at the Annual Meeting of Shareholders on April 21, 2011). Upon review, we determined it was not necessary to make any changes to our program or philosophy.

Compensation Philosophy

Attraction and Retention	Graco’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing, and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value.

Competitiveness	All components of compensation are designed to be competitive with manufacturing companies of comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high caliber talent.

Pay-for-Performance	All components of variable compensation are tied to the performance of the Company, division, or region and the performance of the individual executive officer.

Accountability for Short- and Long-Term Performance	Annual performance bonuses and long-term incentives are intended to reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

Alignment to Shareholders’ Interests	Long-term incentives should align the interests of individual executive officers with the long-term interests of the Company’s shareholders.

Reducing the Possibility for Excessive Risk-Taking	The Company’s executive compensation program, which is reviewed and approved by the MOCC, is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. The following characteristics of the Company’s executive compensation program work to minimize executive officers, either individually or as a group, from making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not heavily weighted towards annual incentive awards, but rather represents a balance of salary, short-term cash incentive and long-term equity-based compensation that typically vests over four years.

•	Vesting Schedules: The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

•	Capped Incentive Awards: Annual short-term incentives are capped at 150 percent of the target bonus opportunity for executive officers.

•

Recoupment Policy: Requires our executives to pay back to the Company any unearned short-term incentive award amount in the event of a material restatement due to an executive officer’s intentional misconduct or fraud.

•

Stock Ownership Guidelines: Require the CEO to retain 50 percent of net shares from awards granted under the Company’s equity programs. Executive officers below the CEO level are required to retain 50 percent of net shares from awards granted under the Company’s equity programs up to three times the current base salary for individuals reporting directly to the CEO and two times the current base salary for individuals reporting to someone other than the CEO.

Executive Officer Compensation Processes

The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•

Program design and competitive market data for each compensation component primarily by using a reputable third-party salary survey of similarly sized manufacturing companies and secondarily by using an industry peer group;

•	An annual review of each Named Executive Officer’s compensation and benefits tally sheet before setting the annual compensation program for the next performance year;

•	An annual assessment of the executive compensation program to ensure it is consistent with the MOCC’s philosophy of reducing the possibility of excessive risk-taking; and

•	Consideration of the results of the most recent advisory, non-binding vote on the compensation of the Named Executive Officers.

Executive Compensation Consultant

The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Towers Watson as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary, short-term incentive and long-term incentive programs for the Company’s executive officers.

In its capacity as the executive compensation consultant, Towers Watson advises the MOCC on the following matters:

•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis on a periodic basis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation; and

•	Reviewing the composition of the industry peer group used to benchmark executive compensation on a periodic basis.

Our Company’s management engaged Towers Watson to perform certain non-executive compensation services in 2011. The total fees for these services were less than $120,000.

Role of Management in Executive Compensation Decisions

Our management is involved in the following executive compensation processes:

•

The Vice President of Human Resources and Corporate Communications (“Vice President HR”) and the Compensation Manager develop and oversee the creation of written background and supporting materials for distribution to the MOCC prior to its meetings;

•

The CEO, the Vice President HR, the Vice President, General Counsel and Secretary, and the Compensation Manager attend the MOCC’s meetings, but leave during the executive officer performance review discussion (except for the CEO who only leaves for the discussion of his performance review) and the non-employee director executive sessions;

•	The CEO, the Vice President HR, and the Compensation Manager review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short- and long-term incentive plan designs and changes, if warranted;

•

The CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards in the form of stock-based grants for all executive officers, excluding the CEO (management does not make a recommendation on CEO pay or pay components); and

•

Following the MOCC’s executive sessions, the Chair of the MOCC provides the Vice President HR with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.

Benchmarking

The MOCC annually retains Towers Watson to provide survey market data of manufacturing companies with similar revenues for all executive officer positions. United States market data is used for all U.S. executive officers and Belgian market data is used for the European region executive. Typically, the MOCC meets in the fall of each year to review this survey data. The survey data is derived from Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the survey data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing where the compensation of the Company’s Named Executive Officers fell in relation to the survey data. When reviewing the relative positioning of each Named Executive Officer’s total direct compensation level, the MOCC compares each Named Executive Officer to generally comparable positions identified within the survey data. The purpose of this review conducted each fall is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general expectation that total direct compensation should be between the 50th and the 75th percentiles of the survey data depending on the Company’s performance. At the same time, Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Market Increase Projection”).

At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are based on individual performance, budgetary constraints and the goal of approximating the 50th percentile without a specific market position targeted.

At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive target opportunities and long-term incentive awards. The target short-term cash award is determined as a percentage of base salary for the executive officer annual incentive plans, which percentage has remained constant for several years, as set forth below in the 2011 Short-Term Incentive Payout Design table. The MOCC targets the value of the long-term incentive award for the CEO at the 75th percentile for a chief executive officer position within the Towers Watson database, and the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines. The MOCC targets the value of the long-term incentive award for our CFO at the 75th percentile for a Chief Financial Officer position within the Towers Watson database, and the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The value of the long-term incentive award for each Named Executive Officer other than the CEO and CFO is set at the 75th percentile for a profit center head position within the Towers Watson database. The reason for targeting the 75th percentile is to account for the fact that the Company has a higher market capitalization-to-revenue ratio compared to the other companies in the database with similar revenues. In addition, the MOCC believes that the opportunity for above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each Named Executive Officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on assumptions used for financial accounting purposes.

Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applies to specific compensation decisions for our Named Executive Officers for 2011 and 2012.

Our Company’s Peer Group

At its February 2009 meeting, the MOCC engaged Towers Watson to assist in the review of our list of peer companies. A list of twenty companies was recommended by Towers Watson and approved by the MOCC in September 2009. The peer group was selected based on similarity to us on a variety of factors, including industry, revenue, location and market capitalization. One of the companies in the group was acquired in 2011 so it is now excluded from our peer group. The following table lists the companies in our Company’s peer group (the “Graco Peer Group”) and their respective financial data:

Company	Most Recent Fiscal Year*
	Revenue ($M)	Market Cap ($M)
Actuant Corporation	$1,161	$1,351
Apogee Enterprises, Inc.	$583	$384
Chart Industries, Inc.	$556	$976
CIRCOR International, Inc.	$686	$724
Donaldson Company, Inc.	$1,877	$3,623
ESCO Technologies, Inc.	$608	$883
Franklin Electric Co., Inc.	$714	$906
FreightCar America, Inc.	$143	$346
Gardner Denver Inc.	$1,895	$3,592
H.B. Fuller Company	$1,356	$1,031
IDEX Corporation	$1,513	$3,225
John Bean Technologies Corporation	$880	$569
Kaydon Corporation	$464	$1,336
Middleby Corporation (The)	$719	$1,558
Nordson Corporation	$1,042	$2,651
Robbins & Myers, Inc.	$585	$780
Tennant Company	$668	$733
Toro Company (The)	$1,690	$1,790
TransDigm Group Incorporated	$828	$3,068
50th Percentile	$714	$1,031
75th Percentile	$1,356	$2,651
Graco Inc.	$744	$2,371

*Data	from Equilar represents most recent fiscal year as of October 2011.

There are significant differences among the businesses conducted by the companies in the Graco Peer Group, and the executive compensation information for these companies is limited to those executive officers identified in their filings, whose positions may or may not correspond to the positions held by, and responsibilities of, our Named Executive Officers. Therefore, the Graco Peer Group information is not a primary source of data for the MOCC’s compensation decisions. However, on a periodic basis, the MOCC reviews executive compensation data of companies in the Graco Peer Group to ensure that our compensation practices are generally in alignment with these peer companies. The MOCC did not review the Graco Peer Group information when setting compensation for fiscal year 2011, but did review the Towers Watson survey data referred to above.

Components of the Executive Compensation Programs

Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of the three primary total compensation components summarized in the following table:

Component	Form of Compensation	Purpose	Key Characteristics
Base Salary	Cash	Recognizes individual work experience, performance, skill, and level of responsibility	Fixed compensation Guided by the 50th percentile market data but subject to individual performance in prior year and budget constraints Used to compute other components of compensation
Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives Serves as “at risk” pay that fluctuates based on corporate and division/region performance	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary
Long-Term Incentives (LTI)	Stock options	Motivates attainment of the long-term goals and overall operational growth Aligns executives’ interests with shareholders Retains executive talent through gradual vesting schedule	Variable compensation provided to reward Company’s long-term performance Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date

In addition to reviewing the benchmark data described above, the MOCC reviews compensation and benefits tally sheets for our Named Executive Officers showing their current and potential total compensation and benefits components. The tally sheets also display projected compensation and benefits for hypothetical change-of-control and involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the MOCC in September 2011 provided actual compensation for 2009 and 2010 and target annual compensation for 2011. These tally sheets also provided retirement balances as of December 31, 2010, projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances, and the projected value of stock awards based on assumptions regarding stock price appreciation.

After analysis of market and tally sheet data and discussion among the MOCC members, the MOCC reviews the dollar allocation among each of the three components. Although the MOCC has not established specific ratios for each of the compensation components, it strives to maintain a reasonable and competitive balance between the fixed and variable elements. The MOCC believes the compensation mix and amount paid to each of our executive officers is market based, reasonable and competitive. The 2011 and 2012 average pay mix at target for our executive officers is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance and corporate/division/region results. The “at risk” pay components comprise at least 65 percent of the total target annual direct compensation for 2011 and 2012 to align our executive officers’ compensation with the performance of the Company and long-term shareholder value.

Base Salary

Base salary is fixed compensation. Annual salary increases are predominately driven by individual performance, taking into account factors related to the executive officer’s areas of responsibility, the executive officer’s ability to contribute to our future success, and budgetary constraints. Based on these key factors, a salary increase could be made if the salary is significantly outside of a range around the 50th percentile of the market data.

For 2011, the merit increase decisions for the executive officers were based on the criteria identified above. The merit increase for the CEO was in line with the Market Increase Projection. Merit increases for the other executive officers were slightly above the Market Increase Projection because most of our executive officers, including our Named Executive Officers, received no merit increase in 2010.

For 2012, the merit increase decisions for executive officers were also based on the criteria identified above. The merit increases were in line with the Market Increase Projection for the executive officers to maintain general alignment with market data.

Refer to the “Compensation of Individual Named Executive Officers” section of this discussion and analysis for detailed information on individual salary adjustments in 2011 and 2012.

Short-Term Incentives (STI)

An annual incentive plan (the “Executive Officer Annual Incentive Bonus Plan”) has been created for those designated by the MOCC, including the CEO, to qualify the participant’s short-term incentive as performance-based compensation under Section 162(m) of the Internal Revenue Code. A separate annual incentive plan (the “Executive Officer Bonus Plan”) applies to the other designated executive officers. In contrast to the Executive Officer Annual Incentive Bonus Plan, the Executive Officer Bonus Plan does not need to be approved by shareholders, and is used to make payments to individuals who are not subject to Section 162(m) or whose compensation is below the deductibility limit under Section 162(m). Each executive officer participates in only one of the two plans. The Executive Officer Annual Incentive Bonus Plan is only tied to corporate measures and provides a higher target bonus as a percent of base salary than the Executive Officer Bonus Plan. In addition to corporate measures, the Executive Officer Bonus Plan also includes worldwide division/region measures for division/region executive officers. There are no other material differences between the two bonus plans. The Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan, together, are referred to as the “Annual Incentive Plans.”

The Annual Incentive Plans are designed to motivate our executive officers to increase sales, earnings and other financial performance measures by offering an incentive that rewards year-over-year growth. Potential payouts under the Annual Incentive Plans are expressed as a percentage of base salary, which percentages have remained constant within each level (CEO and other executive officers) for several years. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are paid in cash in March following the calendar year-end and are based upon the MOCC’s determination of actual performance against pre-established targets.

At its meeting in February 2011, the MOCC approved participation of the CEO and other executive officers in their respective Annual Incentive Plans for 2011. Mr. McHale was the only person designated as a participant in the Executive Officer Annual Incentive Bonus Plan. All other executive officers reporting directly to the CEO and serving on the executive management team (the “Management Executives”) participated in the Executive Officer Bonus Plan. The threshold, target and maximum payout levels for 2011 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, result in a payout that is interpolated based on the level of performance, and permit a partial payout as soon as the threshold level of achievement has been exceeded.

The MOCC established two financial measures for the Annual Incentive Plans: net sales and EPS growth over the prior year. Net sales and EPS growth were selected as the metrics against which to measure the executive officers’ performance for the Annual Incentive Plans because the MOCC desires to motivate the officers to achieve profitable business growth consistent with our long-term financial objectives. Although the MOCC historically has set target performance levels based on multiples of forecasted real U.S. Gross Domestic Product (GDP) growth, due to economic uncertainties the MOCC used its discretion when setting the 2011 performance targets.

The 2011 incentive award payouts were based upon the achievement of specified levels of net sales and EPS at the corporate and division/region levels. Financial performance levels and actual results for the 2011 Annual Incentive Plans were as follows:

Financial Metric	Metric Weighting	2011 Target Performance Level (As % of 2010 Actual Results)	2011 Threshold Performance Level (As % of 2011 Target Performance)	2011 Maximum Performance Level (As % of 2011 Target Performance)	2011 Actual Results (As % of 2011 Target Performance)
CEO, CFO, and Function Executives (HR, Legal, Finance and Manufacturing)
Corporate Net Sales	50%	108%	90%	105%	111%
Corporate EPS	50%	115%	90%	105%	119%
Division and Region Executives
Corporate Net Sales	25%	108%	90%	105%	111%
Corporate EPS	25%	115%	90%	105%	119%
Worldwide Division or Region Net Sales	25%	108-111%	90%	105%	105-119%
Worldwide Division or Region EPS	25%	112-167%	76-90%	105-112%	108-124%

The 2011 financial results resulted in above target payouts for the Annual Incentive Plans. The chart below summarizes the payouts as a percentage of target for each of the Named Executive Officers.

2011 Annual Incentive Plan Payouts:

Named Executive Officer	Payout as % of Target
Patrick J. McHale	150%
James A. Graner	150%
Dale D. Johnson	150%
Simon J.W. Paulis	150%
David M. Lowe	150%

The MOCC has the authority to make adjustments to the Executive Officer Bonus Plan payout award based on unanticipated or special circumstances, but no such adjustment was made for 2011. Additionally, the MOCC has the authority to award special bonuses to individual executive officers.

At its February 2012 meeting, the MOCC again approved corporate net sales, corporate EPS, worldwide division and region net sales, and worldwide division and region EPS as the 2012 performance metrics. Division and region EPS numbers are computed using division and region net earnings divided by estimated diluted outstanding shares. The 2012 financial performance targets were set with reference to 2011 actual Company performance and estimates of 2012 economic growth and market conditions. The designs for the 2012 Annual Incentive Plans for our CEO and Management Executives remain consistent with 2011 designs as described above. Assuming our Proposal 5 in this Proxy Statement is approved, the Annual Incentive Plans will be replaced by a single incentive bonus plan effective January 1, 2013. See Proposal 5 on page 50 of this Proxy Statement for additional information about the proposed new plan.

In February 2010, the MOCC adopted an incentive compensation recoupment policy that applies to our executive officers. Pursuant to the policy, if, after a cash incentive award granted under our Annual Incentive Plans is paid, but prior to a change of control, the Company issues a material restatement because of material noncompliance by the Company with applicable financial reporting requirements due to an executive officer’s intentional misconduct or fraud, our executive officers may be required to pay back to the Company the amount of any such incentive payment that would not have been earned if the payment had originally been made based on the restated financial information, net of taxes. In addition, any executive officer who engaged in intentional misconduct or fraud that caused or contributed to the need for the restatement must pay back to the Company the entire amount of any incentive payments made under the Annual Incentive Plans, net of taxes. The MOCC has discretion to reduce the amount required to be paid back as it deems appropriate. The recoupment policy applies to awards earned and approved under the Annual Incentive Plans beginning in fiscal year 2010.

Long-Term Incentives (LTI)

The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on the review of the market data as described above. The Board sets the February meeting date several months in advance. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC believes that executive officers who have a financial stake will be motivated to put forth sustained effort on behalf of the Company’s shareholders to support the continued growth of the Company’s share price.

Under the terms of the Graco Inc. 2010 Stock Incentive Plan (the “2010 Plan”), the MOCC must approve all stock option grants to officers. In February 2011, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2010 Plan as the closing price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, the 2010 Plan prohibits the repricing of stock options.

In 2011, the MOCC granted the same number of shares to each of the Management Executives, except for the CEO and CFO, given its determination that each of the officers has similar impact on our performance. The CEO and CFO received different number of shares of stock options to maintain the market competitiveness for these two positions. The MOCC considers, except in the case of the award to the CEO, the recommendation of the CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer.

The number of shares subject to stock options granted to the Named Executive Officers in 2011 decreased from the prior year’s grants due to the increase in the Black-Scholes value. The 2011 stock options granted to the executive officers have an economic value comparable to the economic value of options granted in 2010 for executive officers, except for the CEO. The CEO received a grant with a greater economic value to achieve competitiveness of this pay element with the 75th percentile of the Towers Watson survey data. The grant date fair value of the options awarded calculated in accordance with U.S. accounting standards was $13.20 per share.

Upon recommendation of the Governance Committee, the Board approved a stock holding policy for the CEO, effective February 13, 2009, by which the CEO is required to retain, until twelve months following retirement or other termination of employment, an amount equal to 50 percent of the net shares delivered to the CEO pursuant to awards granted under the Company’s equity programs, including, but not limited to, the exercise of Company stock options. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options, withholding taxes and other transaction costs. The foregoing policy applies to all equity awards to the CEO, whether granted before or after the effective date of the policy.

Effective April 23, 2010, our Board approved a stock holding policy for all executive officers below the CEO level by which each officer is required to retain 50 percent of net shares from awards granted under the Company’s equity programs. Net shares include, but are not limited to, shares acquired through: (a) stock option exercises; (b) restricted stock, restricted stock unit or performance share awards; (c) participation in the Graco Employee Stock Purchase Plan; (d) dividend reinvestment programs including dividend reinvestments related to shares acquired outside the Company incentive plans; and (e) stock splits with respect to shares acquired through any of the foregoing. Transactions related to equity awards are exempt from this policy so long as the executive officers remain at or above the ownership threshold. The ownership threshold is defined as owning shares of the Company having a fair market value equal to three times the current base salary for executive officers reporting directly to the CEO and two times the current base salary for executive officers reporting to someone other than the CEO. To mitigate the effects of stock price volatility, compliance with these guidelines will be evaluated once each year using the average daily closing price of the Company’s common stock during the previous one-year period commencing April 1 through March 31. The foregoing policy applies to all executive officer equity awards granted on or after April 23, 2010, the first of which was made on February 18, 2011.

At the February 2011 meeting, the MOCC approved two changes to the form of stock option agreements for executive officers. An executive officer who terminates employment for reasons other than for gross and willful misconduct, death, retirement or disability will have 90 days to exercise vested options, rather than 30 days. In addition, upon death, an executive officer’s heirs will have the remaining life of the option to exercise, rather than a one-year period following the death of the executive officer. These changes went into effect February 18, 2011.

At the February 2012 meeting, the MOCC approved an amendment to all outstanding and future stock option award agreements of the executive officers and directors to allow the executive officers and directors to exercise their stock options by authorizing the Company to reduce the number of shares to be delivered to the executive officers and directors upon exercise by an amount equal to the aggregate fair market value of the exercise price on the date of exercise (a “net exercise”). Under the amendment, net exercises will only be available to executive officers and directors who are still serving as executive officers or directors at the time of exercise. The MOCC believes allowing executive officers and directors to exercise their stock options through net exercises will facilitate stock ownership by the executive officers and directors.

Compensation of Individual Named Executive Officers

Mr. Patrick J. McHale

President and Chief Executive Officer

Mr. McHale’s base salary as of December 2010 was below the 50th percentile of the 2010 Towers Watson survey data for chief executive officers of manufacturing companies with similar sales volume. In December 2010, the MOCC approved a base salary increase of 2.5 percent to $657,743. The increase was in line with the Market Increase Projection. Based on actual 2011 corporate net sales and corporate EPS, Mr. McHale received a $986,615 cash bonus payout under the Executive Officer Annual Incentive Bonus Plan. Mr. McHale’s bonus payout represented 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. McHale of a stock option award of 126,000 shares for 2011.

On February 28, 2011, the MOCC approved a grant of 20,000 shares of performance-based restricted stock to Mr. McHale. The award is intended to recognize Mr. McHale for his leadership of the Company over the last several years, particularly during the economic recession. The MOCC considered his leadership among our executives and employees through his recommendation to keep his base salary flat in 2010 and his decision to decline any bonus award for 2009. The grant date fair value of the award is $814,200, which was determined after analyzing the value of Mr. McHale’s foregone base salary, bonus and reduced stock option award opportunities. The restricted stock award cliff vests in full on February 28, 2014, provided the Company recognizes net sales of at least $920 million for its fiscal year ending in 2013, excluding the base line net sales of any business acquired by the Company after the date of grant. If Mr. McHale’s employment terminates for any reason other than death or disability, all unvested shares of restricted stock will be forfeited. If Mr. McHale’s employment terminates due to death or disability, a pro-rated portion of the unvested shares will vest immediately. In the event of a change in control of the Company, all unvested shares will vest immediately. Any dividends paid by the Company with respect to the restricted shares will vest and be paid to Mr. McHale only if and when such restricted shares vest. In connection with the grant, Mr. McHale agrees to retain the net shares acquired upon vesting until at least one year following his termination of employment for any reason other than death or following a change of control.

Effective January 1, 2012, the MOCC increased Mr. McHale’s base salary 3 percent to $677,475. The increase was aligned with the market rate of increase expected by the Market Increase Projection. Mr. McHale’s 2012 base salary remains below the 50th percentile of the 2011 Towers Watson survey. His target annual cash incentive payout remains unchanged at 100 percent of his base salary. In February 2012, the MOCC granted Mr. McHale a stock option award of 130,000 shares.

Mr. James A. Graner

Chief Financial Officer

Mr. Graner’s base salary as of December 2010 was below the 50th percentile of the 2010 Towers Watson survey data for chief financial officers of manufacturing companies with similar sales volume. In December 2010, the MOCC approved a 5 percent increase to Mr. Graner’s base salary to $361,725 for 2011. The increase positions his base salary at approximately the 50th percentile of the 2010 Towers Watson survey. Based on actual 2011 corporate net sales and corporate EPS, Mr. Graner received a $379,811 cash bonus payout under the Executive Officer Bonus Plan. Mr. Graner’s bonus payout represents 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Graner of a stock option award of 27,000 shares.

Effective January 1, 2012, the MOCC increased Mr. Graner’s base salary 4 percent to $376,194, which positions his base salary at approximately the 50th percentile of the 2011 Towers Watson survey data. His target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2012, the MOCC granted Mr. Graner a stock option award of 28,300 shares.

Mr. Dale D. Johnson

Vice President and General Manager, Contractor Equipment Division

Mr. Johnson’s base salary as of December 2010 was above the 50th percentile of the 2010 Towers Watson survey data for a profit center head of manufacturing companies with similar sales volume. His highly competitive base compensation is based on key factors such as long tenure, strong past performance and individual contributions to the Company. In December 2010, the MOCC approved a 4 percent increase to Mr. Johnson’s base salary to $322,020 for 2011 based on a favorable assessment of his performance and because he did not receive a merit increase in 2010. Based on actual 2011 corporate net sales, corporate EPS, worldwide Contractor Equipment Division net sales, and worldwide Contractor Equipment Division EPS, Mr. Johnson received a $337,582 cash bonus payout under the Executive Officer Bonus Plan. Mr. Johnson’s bonus payout represented 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Johnson, along with the other division and region executives, of a stock option award of 18,000 shares.

The MOCC, upon the recommendation of Mr. McHale, approved a discretionary award to Mr. Johnson in the amount of $20,000 at its February 18, 2011 meeting. Mr. Johnson received this award for his role in the launch of the first-ever professional grade hand-held paint sprayers in 2010.

Effective January 1, 2012, the MOCC increased Mr. Johnson’s base salary 3 percent to $331,681 based on a favorable assessment of his performance and the Market Increase Projection. Mr. Johnson’s base salary is above the 50th percentile of the 2011 Towers Watson survey data. His target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2012, the MOCC granted Mr. Johnson a stock option award of 18,600 shares.

Mr. Simon J.W. Paulis

Vice President and General Manager, Europe

The base salary for Mr. Paulis, who is employed by Graco BVBA, a wholly-owned subsidiary, as of December 2010 was above the 50th percentile of the 2010 Towers Watson survey data for a profit center head with similar sales volume in Belgium. From year to year, Mr. Paulis’s base salary-to-market position has changed due to fluctuations in market data of his benchmark position. In December 2010, the MOCC approved a 4 percent increase to Mr. Paulis’s base salary to €253,252 for 2011 based on a favorable assessment of his performance and because he did not receive an increase in 2010. The base salary increase included the 2.49 percent cost of living indexation adjustment mandated by the Belgium government for 2011. Based on actual 2011 corporate net sales, corporate EPS, European regional net sales, and European regional EPS, Mr. Paulis received a €251,243 cash bonus payout under the Executive Officer Bonus Plan. Mr. Paulis’s bonus payout represented 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Paulis, along with the other division and region executives, of a stock option award of 18,000 shares.

Effective January 1, 2012, the MOCC increased Mr. Paulis’s base salary by 3.5 percent to €262,116, based on a favorable assessment of his performance. The base salary increase included the 3.47 percent cost of living index adjustment mandated by the Belgium government. Mr. Paulis’s 2012 base salary is above the 50th percentile of the 2011 Towers Watson survey data. His target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2012, the MOCC granted Mr. Paulis a stock option award of 18,600 shares.

Mr. David M. Lowe

Vice President and General Manager, Industrial Products Division

Mr. Lowe’s base salary as of December 2010 approximated the 50th percentile of the 2010 Towers Watson survey data for a profit center head of manufacturing companies with similar sales volume. In December 2010, the MOCC approved a 4 percent increase to Mr. Lowe’s base salary to $273,428 for 2011 based on a favorable assessment of his performance and because he did not receive a merit increase in 2010. Based on actual 2011 corporate and worldwide Industrial Products Division net sales and corporate and worldwide Industrial Products Division EPS, Mr. Lowe received a $287,099 cash bonus payout under the Executive Officer Bonus Plan. Mr. Lowe’s bonus payout represented 150 percent of his target award. Application of the process described above for setting long-term incentive awards resulted in a grant to Mr. Lowe, along with the other division and region executives, of a stock option award of 18,000 shares.

Effective January 1, 2012, the MOCC increased Mr. Lowe’s base salary 3 percent to $281,631 based on a favorable assessment of his performance and the Market Increase Projection. Mr. Lowe’s 2012 base salary is above the 50th percentile of the 2011 Towers Watson survey data. His target annual cash incentive payout remains unchanged at 70 percent of his base salary. In February 2012, the MOCC granted Mr. Lowe a stock option award of 18,600 shares.

Benefits and Perquisites

In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:

•

Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Internal Revenue Code.

•

Supplemental Long-term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive with a monthly disability benefit of up to $21,800 in the event of long-term disability.

•

Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our U.S. Management Executives for certain financial planning expenses to encourage the executives to maximize the value of their compensation and benefit programs. In 2011, the maximum amount reimbursable for financial planning was $10,000 for the CEO and $7,000 for all other U.S. Management Executives. In order to motivate the executives to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers in the United States an executive physical examination program through the Mayo Clinic. This program provides a physical examination every three years for executives under age 40, every other year for executives from age 40 through 49, and every year for executives age 50 and older. Executives may be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events. Mr. Paulis, our Named Executive Officer employed by Graco BVBA, is also eligible for benefits and perquisites consistent with those offered to other Graco BVBA management employees.

Severance and Change of Control Arrangements

We have entered into key employee agreements with the CEO and each of the other Named Executive Officers, the terms of which are described below under “Change of Control and Post-Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:

•	Assist our Company in attracting and retaining qualified executive officers;

•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;

•	Provide certainty about the consequences of terminating certain executive officers’ employment;

•	Protect our Company by obtaining non-compete covenants from certain executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.

Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the executive officer’s employment or service is terminated involuntarily by the Company without cause or the executive officer resigns for good reason. The current form of key employee agreement was approved by the MOCC in December 2007 after reviewing the key employee agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto.

The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering an agreement that will financially protect the executive officer in the event his or her employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes each executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction, and facilitate an orderly transition. In the event of a change of control of our Company, the agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. Thus, the key employee agreements provide severance benefits in the case of resignation for good reason following a change of control.

The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes these benefits are appropriate to compensate these executive officers for agreeing not to work with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes we benefit from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.

Our equity awards for executive officers and certain key managers provide for accelerated vesting or lapse of restrictions, upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount we may deduct with respect to each of our Named Executive Officers. This limitation does not apply to compensation that qualifies as “performance-based compensation.” Annual cash incentives meeting certain conditions and stock option awards constitute performance-based compensation and will generally be fully deductible. The MOCC believes all compensation paid to the executive officers for fiscal year 2011 will be deductible for federal income tax purposes. However, the MOCC reserves the flexibility to approve elements of compensation for specific officers in the future which may not be fully deductible should the MOCC deem the compensation appropriate in light of its philosophies.

Report of the Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee

            Mr. Jack W. Eugster, Chair

            Mr. Eric P. Etchart

            Mr. J. Kevin Gilligan

            Mr. Lee R. Mitau

            Ms. Martha A. Morfitt

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Named Executive Officers based on total compensation (excluding changes in pension value and nonqualified deferred compensation earnings) during the fiscal year ended December 30, 2011.(1)

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)		All Other Compensation(9) ($)	Total ($)
Patrick J. McHale President and Chief Executive Officer	2011	657,743	—	814,200	1,663,452	986,615	972,000		11,706	5,105,716
	2010	641,700	—	—	1,032,975	962,550	311,000		11,854	2,960,079
	2009	641,700	—	—	958,185	—	174,000		11,854	1,785,739
James A. Graner Chief Financial Officer	2011	361,725	—	—	356,454	379,811	521,000		16,086	1,635,076
	2010	344,500	—	—	325,062	361,725	136,000		23,714	1,191,001
	2009	357,750	520	—	200,154	30,525	31,000	(8)	23,596	628,545
Dale D. Johnson Vice President and General Manager, Contractor Equipment Division	2011	322,020	—	—	237,636	337,582	479,000		12,026	1,388,264
	2010	309,635	20,000	—	216,708	293,379	341,000		15,097	1,195,819
	2009	309,635	—	—	200,154	27,436	154,000		14,142	705,367

Simon J.W. Paulis(10) Vice President and General Manager, Europe	2011	352,527	—	—	237,636	349,731	103,648		107,304	1,150,846
	2010	323,383	—	—	216,708	312,263	88,851		107,632	1,048,837
	2009	339,455	—	—	200,154	28,419	86,083		104,176	758,287

David M. Lowe Vice President and General Manager, Industrial Products Division	2011	273,428	—	—	237,636	287,099	169,000		17,679	984,842
	2010	262,912	—	—	216,708	276,057	109,000		14,800	879,477
	2009	262,912	—	—	200,154	23,296	52,000		21,756	560,118

(1)	Also includes information with respect to the fiscal years ended December 25, 2009 and December 31, 2010 for those NEOs serving in such capacity during those fiscal years.

(2)	The salary amounts reflect regular base salary earned in the year including any base salary deferred. Mr. Graner’s salary amount for 2009 included an accrued vacation payment elected by him as provided by the terms of the Company’s vacation policy applicable to all eligible employees.

(3)	Bonus includes any anniversary service awards or discretionary bonuses.

(4)	The amount reported in the Stock Awards column is the aggregate grant date fair value of restricted stock granted in the fiscal year. This amount represents the number of shares granted multiplied by the closing market value of $40.71 per share of common stock on the date of the grant.

(5)	The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.

(6)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Executive Officer Annual Incentive Bonus Plan or the Executive Officer Bonus Plan, as applicable. The Executive Officer Annual Incentive Bonus Plan has a 100 percent of base salary target payout and a 150 percent of base salary maximum payout. The Executive Officer Bonus Plan has a 70 percent of base salary target payout and a 105 percent of base salary maximum payout. See narrative preceding the Grants of Plan-Based Awards table found on page 32. At its February 17, 2012 meeting, the MOCC certified that the NEOs who participated in the Annual Incentive Plans for 2011 were entitled to a payout as follows:

2011 Executive Officer Annual Incentive Bonus Plan
Named Executive Officers	Payout as a Percent of Target Opportunity	Payout as a Percent of 2011 Established Base Salary
Mr. McHale	150%	150%

2011 Executive Officer Bonus Plan
Named Executive Officers	Payout as a Percent of Target Opportunity	Payout as a Percent of 2011 Established Base Salary
Mr. Graner	150%	105%
Mr. Johnson	150%	105%
Mr. Paulis	150%	105%
Mr. Lowe	150%	105%

Given the economic conditions and internal workforce reductions that occurred in 2009, Mr. McHale declined any bonus award and did not receive a payment for 2009, which was 12.7 percent of his established base salary.

(7)	The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan, and nonqualified excess benefits plan known as the Graco Inc. Restoration Plan. As of December 30, 2011, the changes were as follows: Mr. McHale: $141,000 (qualified pension) and $831,000 (nonqualified restoration); Mr. Graner: $119,000 (qualified pension) and $402,000 (nonqualified restoration); Mr. Johnson: $238,000 (qualified pension) and $241,000 (nonqualified restoration); and Mr. Lowe: $104,000 (qualified pension) and $65,000 (nonqualified restoration). The amount shown for Mr. Paulis reflects the change in present value of $101,443 attributable to the fully insured pension through Delta Lloyd N.V. and the change in present value of $2,205 attributable to the sector pension plan.

(8)	The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Graner for 2009 has been amended to include a $13,250 accrued vacation payment elected by Mr. Graner in 2009 which was not included in prior calculations of his 2009 change in pension value.

(9)	The amounts shown in the All Other Compensation column for 2011 reflect the following for Messrs. McHale, Graner, Johnson and Lowe:

	Mr. McHale	Mr. Graner	Mr. Johnson	Mr. Lowe
Employee Investment Plan Matching Contribution	$7,071	$7,350	$7,350	$7,350
Other Perquisites	$4,635	$8,736	$4,676	$10,329
Total	$11,706	$16,086	$12,026	$17,679

The Other Perquisites consist of Company-provided incremental cost for long-term disability coverage, financial planning, and an executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10 percent of the total perquisite amount.

The amount shown in the All Other Compensation column for 2011 reflects the following for Mr. Paulis:

Insurance Premium for Pension, Medical and Life	$66,191
Incremental Cost for Long Term Disability Coverage	$10,013
Metal Trade Sector Retirement Contribution	$1,763
Other Perquisites	$29,337
Total	$107,304

The Other Perquisites for Mr. Paulis consist of Company-provided spousal travel, car related and miscellaneous expenses. None of these individual perquisite categories exceeded the greater of $25,000 or 10 percent of the total perquisite amount. Benefits provided to Belgium employees are very different than those provided to employees based in the United States; however, Mr. Paulis receives benefits similar to those provided to all other Belgium management employees.

(10)	Amounts for Mr. Paulis reflect average exchange rates of 1.392, 1.328 and 1.394 U.S. Dollar-to-Euro for 2011, 2010 and 2009 respectively.

Grants of Plan-Based Awards in 2011

On February 18, 2011, the MOCC awarded a non-qualified stock option to each executive officer, including the NEOs, under the Graco Inc. 2010 Stock Incentive Plan. The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

On February 28, 2011, the MOCC awarded restricted shares to Mr. McHale under the Graco Inc. 2010 Stock Incentive Plan. The amount shown in the column entitled “All Other Stock Awards: Number of Shares of Stock or Units” reflects the number of restricted shares awarded to Mr. McHale. The grant becomes fully vested three years after the date of grant, provided the Company achieves a certain net sales performance objective in fiscal 2013. Dividends paid on the restricted shares accrue and are paid only if and when the shares vest. See page 26 of this Proxy Statement for additional details regarding the grant.

Under the Executive Officer Annual Incentive Bonus Plan, the payout to Mr. McHale, upon achievement of applicable financial measures, ranges from a minimum of zero percent to a maximum of 150 percent of his earned base salary.

Under the Executive Officer Bonus Plan, the payout to the eligible NEOs, upon achievement of applicable financial measures, ranges from a minimum of zero percent to a maximum of 105 percent of their earned base salary.

Grants of Plan-Based Awards for Fiscal Year Ended December 30, 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/sh)	Closing Market Price of Common Stock on Grant Date ($/sh)	Grant Date Fair Value of Stock or Option Award ($)
		Threshold ($)	Target ($)	Maximum ($)
Patrick J. McHale	2/28/2011 2/18/2011				20,000(1)	126,000	42.73	40.71 42.46(2)	814,200(3) 1,663,452(4)
		0	657,743	986,615
James A. Graner	2/18/2011					27,000	42.73	42.46(2)	356,454(4)
		0	253,208	379,811
Dale D. Johnson	2/18/2011					18,000	42.73	42.46(2)	237,636(4)
		0	225,414	338,121
Simon J.W. Paulis(5)	2/18/2011					18,000	42.73	42.46(2)	237,636(4)
		0	233,154	349,731
David M. Lowe	2/18/2011					18,000	42.73	42.46(2)	237,636(4)
		0	191,400	287,099

(1)	Represents award of restricted stock granted in February 2011 under the Graco Inc. 2010 Stock Incentive Plan. Additional details regarding such award may be found at page 26 of this Proxy Statement.

(2)	The Graco Inc. 2010 Stock Incentive Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of grant, unless otherwise determined by the MOCC. The MOCC has not changed this definition.

(3)	The aggregate grant date fair value of the restricted shares is based on the closing market value of $40.71 per share of common stock on the date of the grant.

(4)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards using a value per share of $13.20.

(5)	The established base salary used in the computation for Mr. Paulis reflects an average exchange rate of 1.392 U.S. Dollar-to-Euro for 2011.

Outstanding Equity Awards at Fiscal Year Ended December 30, 2011

The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 30, 2011:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1,2)		Option Exercise Price ($)	Option Expiration Date
		(#) Exercisable	(#) Unexercisable			Number of Shares of Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)
Patrick J. McHale	2/28/2011 2/18/2011 2/12/2010	0 35,750	126,000 107,250	42.73 27.17	2/18/2021 2/12/2020	20,000(3)	817,800(4)
	2/13/2009	112,500	112,500	20.80	2/13/2019
	2/15/2008	112,500	37,500	35.90	2/15/2018
	6/14/2007	75,000	0	40.53	6/14/2017
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	27,000	0	27.91	2/20/2014
	2/21/2003	22,500	0	17.34	2/21/2013
	2/22/2002	12,656	0	18.39	2/22/2012
James A. Graner	2/18/2011 2/12/2010	0 11,250	27,000 33,750	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	23,500	23,500	20.80	2/13/2019
	2/15/2008	29,250	9,750	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	15,000	0	38.13	2/18/2015
	2/20/2004	18,000	0	27.91	2/20/2014
	2/21/2003	18,000	0	17.34	2/21/2013
	2/22/2002	11,250	0	18.39	2/22/2012
Dale D. Johnson	2/18/2011 2/12/2010	0 7,500	18,000 22,500	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	23,500	23,500	20.80	2/13/2019
	2/15/2008	22,500	7,500	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	27,000	0	27.91	2/20/2014
	2/21/2003	27,000	0	17.34	2/21/2013
	2/22/2002	22,500	0	18.39	2/22/2012
Simon J.W. Paulis	2/18/2011 2/12/2010	0 7,500	18,000 22,500	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	0	23,500	20.80	2/13/2019
	2/15/2008	7,500	7,500	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/20/2004	6,750	0	27.91	2/20/2014
David M. Lowe	2/18/2011 2/12/2010	0 7,500	18,000 22,500	42.73 27.17	2/18/2021 2/12/2020
	2/13/2009	23,500	23,500	20.80	2/13/2019
	2/15/2008	22,500	7,500	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
	2/20/2004	22,500	0	27.91	2/20/2014
	2/21/2003	22,500	0	17.34	2/21/2013

(1)	All data reflect the three-for-two stock splits distributed on June 6, 2002 and March 30, 2004.

(2)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

(3)	The restricted stock grant has a three-year term and becomes fully vested on February 28, 2014, provided the Company achieves a certain net sales objective in fiscal year 2013.

(4)	Market value determined using the closing market price of $40.89 per share of common stock on the last day of the fiscal year.

Option Exercises and Stock Vested in 2011

The following table summarizes the options exercised by each Named Executive Officer in 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Patrick J. McHale	8,436	259,744
James A. Graner	---	---
Dale D. Johnson	45,000	1,358,228
Simon J.W. Paulis	26,750	310,985
David M. Lowe	16,875	450,056

(1)	The value realized on the exercise of stock options is the difference between the closing market price of Graco common stock on the date of exercise and the exercise price of the stock option.

Change of Control and Post-Termination Payments

Summary of the Key Employee Agreement

The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of a Management Executive involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):

•	Pro-rata bonus for year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for the severance period;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement.

The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for good reason:

•	Pro-rata bonus for year of termination based on performance at the target level;

•

Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the Change of Control does not conform to the requirements of Internal Revenue Code Section 409A);

•	Continued medical, dental and life insurance for the severance period;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan;

•	Reimbursement of reasonable legal fees incurred to enforce the agreement; and

•

Gross-up of income taxes, and excise taxes related to such gross-up payment, due under the “excess parachute” provisions of the Internal Revenue Code (the “Code”), subject to a reduction of benefits of up to $25,000 to avoid such taxes.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30 percent or more of voting power or common stock, subject to certain exceptions; (ii) change of 50 percent or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.

As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.

As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s position, duties or responsibilities as in effect immediately prior to the Change of Control; (ii) material reduction, in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the executive officer in effect immediately prior to the Change of Control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the executive officers agree to protect our Company’s confidential information, and not to compete with our Company or solicit employees for two years after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement for each Named Executive Officer is three years, followed by automatic annual renewals, unless either party gives six months notice of non-renewal.

Except as indicated above with respect to the CEO, the same form of agreement has been provided to each Named Executive Officer, except that Mr. Paulis, who is a resident of Belgium, received a version of the agreement that was modified as necessary to take into account local laws and prevent the duplication of any benefits.

Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations

Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control Table, or Pension Benefits Table.

Pursuant to the Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death or disability.

Participants in the Graco Employee Retirement Plan and the Graco Inc. Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.

Upon any termination of employment, all employees are eligible to receive payment for any credited but unused vacation time. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments incurred during the fiscal year.

The following Table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all salaried employees, provided upon a Change of Control or termination of employment for each of the Named Executive Officers, calculated as if the Change of Control or termination of employment had occurred on December 30, 2011.

Potential Payments Upon Termination or Following a Change of Control at December 30, 2011

Name	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control(1,4) ($)	Involuntary (Not for Cause) Termination(2,4) ($)	Retirement(4) ($)	Death(3,4) ($)	Disability(3,4) ($)
Patrick J. McHale	11,887,353	2,830,429	166,400	984,200	1,235,396
James A. Graner	3,214,989	762,942	136,600	136,600	377,542
Dale D. Johnson	2,095,594	699,477	135,400	135,400	352,221
Simon J.W. Paulis	2,112,664	603,487	820,138	1,459,462	954,162
David M. Lowe	1,811,574	504,817	29,500	29,500	215,819

(1)	The amounts represent aggregated payments if a Change of Control and qualifying termination of employment occurred on December 30, 2011, which include:

•

Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a Change of Control, Mr. McHale is entitled to a severance payment equal to three times his base salary and target annual bonus and the other NEOs are entitled to two times their base salary and target annual bonus.

•

The intrinsic value of restricted stock awards where vesting would be accelerated. The value of restricted stock awards is determined by multiplying the number of restricted shares by the closing price of common stock on December 30, 2011.

•

The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 30, 2011 and the option exercise price.

•

Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Inc. Restoration Plan may be found in the Pension Benefits Table and the accompanying narrative on page 40. The incremental benefit amount was determined using additional pay and earnings based on December 30, 2011 base pay and target bonus amounts. The Change of Control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 30, 2011 termination date, current year bonus would be paid in accordance with the Annual Incentive Plans. See Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 30.

•	Gross-up of income taxes and related excise taxes.

•	The value of other benefits (post-employment health care premiums and life insurance premiums).

(2)	Reflects two years of base salary and target annual bonus for Mr. McHale and twelve months of base salary and target annual bonus for the other NEOs. Should our Company elect to extend the non-compete duration beyond twelve months, the payment amount for the NEOs, except for Mr. McHale, would increase.

(3)	Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches his or her Social Security normal retirement age or is no longer disabled.

(4)	Applicable terms and conditions for Mr. Paulis upon Termination or Following a Change of Control:

•	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control

i.	The health, dental, life, and retirement values represent eighteen months of premiums that will be provided to Mr. Paulis upon a Change of Control event. Mr. Paulis is expected to continue his coverage through the insurer using these payments to pay the premium.

ii.	Under Belgian law, Mr. Paulis may be entitled to certain monetary payments and/or benefits as a result of his termination of employment. To the extent that he is entitled to severance, and the value of the local obligation is less than what he would receive under his U.S. Key Employee Agreement (KEA), such value will be set off against the payment obligations of his KEA. This condition holds true regardless of whether the termination follows a Change of Control or involuntary (not for cause) termination. The provisions of his KEA have been followed to calculate the amounts shown in the Table.

•

Involuntary (Not for Cause) Termination - Under Belgian law, Mr. Paulis may be entitled to certain monetary payments and/or benefits as a result of his termination of employment. To the extent that he is entitled to severance and the value of the local obligation is less than what he would receive under his KEA, such value will be set off against the payment obligations of his KEA. This condition holds true regardless of whether the termination follows a Change of Control or involuntary (not for cause) termination. The provisions of his KEA have been followed to calculate the amounts shown in the Table.

•

Retirement - The amount reflects the lump sum payable to Mr. Paulis upon his normal retirement date. $803,403 is attributable to the fully insured benefit provided to him by Delta Lloyd N.V. and $16,735 is attributable to the sector pension plan.

•

Death - The insured pension for Mr. Paulis provides a specific benefit in the event of death before retirement, which is different from and in lieu of the normal retirement benefit. The benefit amount in event of death before retirement is four times his annual salary and is paid instead of the amount payable at normal retirement age, not in addition to any retirement benefit. This benefit formula is used for all Belgian employees covered under this policy.

•	Disability - This number reflects the lump sum of $731,068 payable from the pension plan due to disability, plus the annual disability benefit of $223,094 payable through the disability contract.

•	Exchange Rates - All amounts in this table reflect an average exchange rate of 1.392 U.S. Dollar-to-Euro for 2011.

Retirement Benefits

Graco Employee Retirement Plan (1991 Restatement)

The Graco Employee Retirement Plan (the “Retirement Plan”) is a funded defined benefit plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in our tax-qualified defined benefit pension plan on the same terms as the rest of our eligible employees. Each of the U.S. Named Executive Officers is eligible for benefits under the Retirement Plan.

Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5 percent of a participant’s average monthly compensation, less 18 percent of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service.

Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by one-half of one percent (0.5%) for each month by which a participant’s pension benefit is to begin prior to the participant turning age 65. If a participant continues in employment with the Company after his normal retirement date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.

The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are survivor annuity form or a term certain form. A survivor annuity form is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50 percent, 66 2/3 percent, 75 percent or 100 percent (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the survivor annuity form shall be actuarially equivalent to the value of the amounts payable in the single life annuity form. Term certain form is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before his pension is to begin.

Graco Inc. Restoration Plan (2005 Statement)

Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan (the “Restoration Plan”). This plan is a nonqualified excess benefit plan, designed to provide retirement benefits to eligible executives as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.

An employee that is a participant in the Retirement Plan, and has experienced a legislative reduction in benefits under the Graco Employee Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Restoration Plan.

Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for the following default forms of distribution. If the participant is single at the time distribution of a participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of a participant’s benefit is to commence, a participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.

A participant’s benefit will commence on the first day of the month after the later of: (i) the date the participant attains age 62; or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.

If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of the participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan. The actuarial present values of accumulated benefits as of December 30, 2011 for both the Retirement Plan and Restoration Plan are reflected in the Present Value of Accumulated Benefit Column of the Pension Benefits table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations.

Belgium

The Company provides all employees with Group Insurance/Benefits Plan for the benefit of Graco BVBA. Each employee of Graco BVBA is provided with a group insurance benefit that provides retirement, life and disability benefits.

The pension benefit provides for a retirement benefit payable the first of the month following the employee’s 65th birthday. The employee has three payment options: a lump sum, an annuity in life-only form or conversion to another product offered by the insurance company. The employee pays one-third of the premium and Graco BVBA pays two-thirds of the premium.

The life insurance benefit provides a payout of four times annual salary in the event of death prior to retirement. Graco BVBA pays the premium for this benefit.

The disability coverage consists of an insured annual benefit equal to 10 percent of the annual salary limited to the AMI-Benefits ceiling, plus 70 percent of the excess. In case of occupational accident, the employee will be entitled to an annual disability benefit, equal to 70 percent of the part of the annual salary that exceeds the ceiling. Mr. Paulis’s disability benefit is approximately U.S. $223,094. Graco BVBA pays the premium.

All Graco BVBA employees have a sector retirement plan known as Sector Pension Plan Agoria. Graco BVBA is part of the Metal Trade sector. This additional retirement plan provides for retirement beginning the first day of the month following the employee’s 65th birthday. The retirement benefit will be paid as a one-time lump sum. Graco BVBA pays the monthly premium.

Pension Benefits at Fiscal Year Ended December 30, 2011

Name	Plan Name	Years Credited Service (#)		Present Value of Accumulated Benefit(1,5) ($)	Payments During Last Fiscal Year ($)
Patrick J. McHale	Graco Employee Retirement Plan (1991 Restatement)	22.1		550,000	—
	Graco Inc. Restoration Plan (2005 Statement)	22.1		1,605,000	—
James A. Graner(2)	Graco Employee Retirement Plan (1991 Restatement)	37.8		1,342,000	—
	Graco Inc. Restoration Plan (2005 Statement)	37.8		1,561,000	—
Simon J.W. Paulis(3)	Group Insurance/Benefit Plan for the benefit of Graco BVBA	N/A	(4)	688,723	—
	Sector Pension Plan Agoria	N/A	(4)	14,386	—
Dale D. Johnson(2)	Graco Employee Retirement Plan (1991 Restatement)	35.9		1,202,000	—
	Graco Inc. Restoration Plan (2005 Statement)	35.9		1,441,000	—
David M. Lowe	Graco Employee Retirement Plan (1991 Restatement)	16.9		420,000	—
	Graco Inc. Restoration Plan (2005 Statement)	16.9		290,000	—

(1)	For details regarding the assumptions, please refer to the Graco Inc. 2011 Annual Report on Form 10-K, Part II, Item 8 Financial Statements and Supplementary Data.

(2)	Mr. Graner and Mr. Johnson are eligible for early retirement benefits under the Retirement Plan and Restoration Plan.

(3)	The pension benefits provided to Mr. Paulis are provided by insured contracts through Delta Lloyd Life N.V.

(4)	Both the Group Insurance Benefit Plan and Sector Pension Plan are insurance contracts funded by premium contributions. As such, years of credited service are not a factor in determining the benefit amount.

(5)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits. Mr. Graner was and Mr. Johnson will be eligible for unreduced benefits upon reaching age 62.

Nonqualified Deferred Compensation

The Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded, deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. This plan was adopted following the freezing of the Graco Inc. Deferred Compensation Plan (1992 Restatement) effective December 31, 2004. Only a select group of management and highly compensated employees are eligible for the current Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer one percent to 50 percent of his or her base salary or advance sales incentive and/or one percent to 100 percent of his or her annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Deferred Compensation Plan, the participant elects the year distributions are to begin and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a separation from service, the account will be distributed as soon as administratively possible in the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A) distributions where the timing of the distribution is based on a separation from service, the date of distribution will be the first of the month following the date that is six months after the date the specified employee separated from service.

Effective December 31, 2004, Graco froze the Graco Inc. Deferred Compensation Plan (1992 Restatement). A participant in the Graco Inc. Deferred Compensation Plan (1992 Restatement) could have deferred one percent to 25 percent of his or her base salary or advance sales incentive and/or one percent to 50 percent of his or her annual bonus and year-end sales incentive award. The Graco Inc. Deferred Compensation Plan (1992 Restatement) was amended August 1, 2007 to use the same measurement funds as provided for in the Graco Deferred Compensation Plan (2005 Statement).

A participant in the Graco Inc. Deferred Compensation Plan (1992 Restatement) is eligible for distribution upon his or her retirement on or after the date the participant attains age 55 and completes at least five years of service. The monthly amount of a participant’s benefit will be determined by dividing his or her account balance by the number of months of the payout period that was irrevocably selected by the participant upon enrollment or the number of months necessary to provide a minimum monthly payment of $1,000.

As of December 31, 2011, no executive officers were contributing to the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
James A. Graner(2)	0	(2)	—	5,462	—	261,388

(1)	The measurement funds available under the Graco Deferred Compensation Plan (2005 Statement), and their annualized returns as of December 31, 2011, were as follows:

Fund	Asset Category	Ticker	Rate of Return (%)
American Beacon Large Cap Value-Inst	Large Value Fund	AADEX	(2.34)

American Funds EuroPacific Growth- R4	Foreign Large Blend	REREX	(13.61)

T. Rowe Price Institutional Large Cap Growth	Large Growth Equity	TRLGX	(1.40)

Columbia Acorn USA – Z	Small Growth	AUSAX	(4.95)

Vanguard Institutional Index	Large Blend	VINIX	2.09

Vanguard Small-Cap Index Inv	Small Blend	NAESX	(2.80)

Vanguard Total Bond Market Index-Inv	Intermediate Bond	VBMFX	7.56

JPMCB Stable Asset Income Fund-Select	Stable Value	N/A	2.00

Western Asset Core Plus Bond Portfolio-Inst	Intermediate Bond	WACPX	6.72

Vanguard Inflation-Protected Securities-Adm	Inflation-Protected Bond	VAIPX	13.29

DFA International Small Company-Inst	Foreign Small/Mid Value	DFISX	(15.35)

(2)	Mr. Graner did not contribute to the Graco Deferred Compensation Plan (2005 Statement) during 2011 and has not since inception of this Plan. Any contributions would have been reported as salary or bonus in the year earned. The Company has never made any contributions to Mr. Graner’s account and he has never earned any above-market interest.

CEO Succession Planning

Our Board is responsible for reviewing and approving, upon recommendation of the Management Organization and Compensation Committee, management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. Our Management Organization and Compensation Committee is responsible for reviewing and making recommendations to the Board on the executive management organization. Annually, our CEO, together with our Vice President HR, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key managers from time to time through presentations to the full Board and one-on-one meetings with individual directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under our Company’s various stock option and purchase plans as of December 30, 2011.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)]
Equity compensation plans approved by security holders	5,131,214	31.78	4,765,324

Equity compensation plans not approved by security holders(1)	346,465	37.14	—
Total	5,477,679	32.12	4,765,324

(1)	The Company has maintained one plan that did not require approval by shareholders. The Graco Inc. Employee Stock Incentive Plan (“ESIP”) is a broad-based plan designed to offer employees who are not officers of the Company the opportunity to acquire Graco stock. Under this plan, the option price is the market price on the date of the grant. Options become exercisable at such time and in such installments as the Company shall determine, and expire ten years from the date of the grant. Authorized shares remaining under the ESIP were cancelled as of April 21, 2006, with future grants to be made under the Graco Inc. Amended and Restated Stock Incentive Plan (2006) or the Graco Inc. 2010 Stock Incentive Plan.

BENEFICIAL OWNERSHIP OF SHARES

Director and Executive Officer Beneficial Ownership

The following information, furnished as of February 21, 2012, indicates beneficial ownership of the common shares of our Company by each director, each nominee for election as director, the Named Executive Officers and by all directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

	00000000	00000000	00000000
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1,2)	Percent of Common Stock Outstanding(3)	Phantom Stock Units(2)
William J. Carroll(4)	56,797	—	13,875
Eric P. Etchart	4,722	—	—
Jack W. Eugster	48,975	—	10,623
J. Kevin Gilligan	43,983	—	18,149
James A. Graner(5,6,7)	559,911	—	—
Dale D. Johnson(5)	242,860	—	—
David M. Lowe(5,6,7,8)	628,786	1.04%	—
Lee R. Mitau	95,164	—	42,594
Patrick J. McHale(5,6,8)	984,866	1.62%	—
Martha A. Morfitt	78,675	—	24,402
Simon J.W. Paulis	78,134	—	—
William G. Van Dyke	68,409	—	23,581
R. William Van Sant	37,975	—	13,622
All directors and executive officers as a group (21 persons)(5,6,9,10)	3,245,239	5.21%

(1)

Includes 2,107,559 shares with respect to which executive officers, and 213,375 shares with respect to which non-employee directors, have a right, as of April 21, 2012, to acquire beneficial ownership upon the exercise of vested stock options. Such shares are held by the following directors and Named Executive Officers in the following amounts: Mr. Carroll (32,225 shares), Mr. Etchart (3,925 shares), Mr. Eugster (32,975 shares), Mr. Gilligan (32,225 shares), Mr. Graner (199,500 shares), Mr. Johnson (206,250 shares), Mr. Lowe (197,250 shares), Mr. Mitau (32,225 shares), Mr. McHale (613,750 shares), Ms. Morfitt (8,975 shares), Mr. Paulis (72,125 shares), Mr. Van Dyke (37,850 shares), and Mr. Van Sant (32,975 shares).

(2)	Beneficial ownership excludes units shown as phantom stock units, held by each individual non-employee director listed as of February 21, 2012. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, by January 10 of the year following the separation of the non-employee director from service. The information in the column “Phantom Stock Units” is not required by the rules of the Securities and Exchange Commission because the phantom stock units carry no voting rights and the non-employee director has no right or ability to convert the phantom stock to common stock within 60 days of February 21, 2012. Nevertheless, we believe this information provides a more complete picture of the financial stake our directors have in our Company.

(3)	Less than 1 percent if no percentage is given.

(4)	Includes 1,480 shares which are held in the Sarah Maureen Carroll Trust for the benefit of Mr. Carroll’s grandchildren. Mr. Carroll’s spouse is the trustee of the trust.

(5)	Includes 10,437 shares which are held indirectly through the Graco Employee Stock Ownership Plan. Shares are held by the Named Executive Officers in the following amounts: Mr. Graner (3,251 shares), Mr. Johnson (2,658 shares), Mr. Lowe (404 shares) and Mr. McHale (1,739 shares). The balance of the 10,437 shares is held by other executive officers. The NEOs have voting and investment power over their respective shares.

(6)	Includes: (i) 289,748 shares owned by the Graco Employee Retirement Plan, as to which Messrs. Graner, Lowe and McHale share voting and investment power as members of the Company’s Benefits Finance Committee; and (ii) 17,945 shares held by The Graco Foundation, as to which Messrs. Lowe and McHale share voting and investment power as directors. Messrs. Graner, Lowe and McHale disclaim beneficial ownership over these shares.

(7)	Mr. Graner pledged 23,984 shares of Graco common stock for a line of credit and 21,816 shares of Graco common stock for a margin loan. Mr. Lowe pledged 97,393 shares of Graco common stock for a line of credit.

(8)	Excluding the shares referred to in footnote 6 above, Messrs. Lowe and McHale have beneficial ownership of 0.53% and 1.12%, respectively, of the outstanding common shares of the Company.

(9)	Includes 964 shares held by an executive officer’s spouse.

(10)	If the shares referred to in footnote 6 above, as to which certain Named Executive Officers share voting power were excluded, the number of shares beneficially owned by all directors, nominees for election as director and executive officers would be 2,937,546 shares, or 4.71%, of the outstanding shares.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to our Company to beneficially own, as of December 30, 2011, more than 5 percent of the outstanding common stock of the Company, the only class of security entitled to vote at the Meeting.

	0000000000		0000000000
Name and Address of Shareholder	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	3,299,386	(2)	5.52%
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	3,083,998	(3)	5.17%

(1)	Based on information of beneficial ownership as of December 30, 2011, included in a Schedule 13G filed by each shareholder on or before February 14, 2012.

(2)	The Vanguard Group, Inc. has sole voting power and shared dispositive power over 43,144 shares and sole dispositive power over 3,256,242 shares.

(3)	Black Rock, Inc. has sole voting and sole dispositive power over all 3,083,998 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Company’s executive officers, directors, and 10 percent shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2011. On February 19, 2010, Mr. Paulis sold 2,755 shares of Graco stock owned by him. The transaction was not reported on a Form 4 when it occurred due to an administrative oversight. A Form 4 reporting the transaction was filed June  3, 2011.

RELATED PERSON TRANSACTION APPROVAL POLICY

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:

•

Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally; and

•	Whether the transaction is material to the Company.

The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is providing shareholders with an advisory, non-binding vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:

•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;
•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;
•	Appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;
•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and
•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.

The Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

PROPOSAL TO INCREASE AUTHORIZED SHARES FOR EMPLOYEE STOCK PURCHASE PLAN

On December 2, 2011, the Board of Directors approved an amendment to the Graco Inc. 2006 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), to increase the aggregate number of shares of Graco common stock authorized for sale under the Purchase Plan from 2,000,000 to 7,000,000. At the Meeting, shareholders are being asked to approve this 5,000,000 share increase in the aggregate number of shares of common stock authorized for sale under the Purchase Plan. As of March 1, 2012, 483,774 shares of Graco common stock remain available for future sale under the Purchase Plan.

Since 1982, the Company has maintained the Purchase Plan or a predecessor plan to provide employees of the Company and its subsidiaries an opportunity to acquire common shares in the Company and, thus, to develop a stronger incentive to work for the continued success of the Company. As of March 1, 2012, out of approximately 2,050 employees eligible to participate in the Purchase Plan, approximately 1,380 were participating.

The number of shares authorized for sale under the Purchase Plan must be increased to ensure there are sufficient shares available for purchase by employees in the future. The Board believes that the continuation of the Purchase Plan is in the best interests of the Company, its employees and its shareholders. The Purchase Plan fosters good employee relations, promotes employee stock ownership at all levels of the Company, helps align the interests of the employee participants with those of other shareholders, helps attract, retain and motivate employees, and helps provide for the financial future of employee participants. For these reasons, the Board believes that the Purchase Plan has contributed to the Company’s success in the past and will be important to the Company’s ability to achieve consistently superior performance in the years ahead.

Key Features of the Purchase Plan Proposal

1.	The aggregate number of shares of common stock allocated to the Purchase Plan will be increased from 2,000,000 to 7,000,000. All other terms of the Purchase Plan will remain the same.

2.	The total number of shares of common stock remaining available for issuance under the Purchase Plan will be less than 10% of the total shares outstanding as of March 1, 2012.

3.	The Purchase Plan enables the Company to continue to attract key talent to the organization.

4.	The Company will continue its long-standing policy of opportunistically repurchasing shares to offset dilution resulting from issuance of shares under the Purchase Plan.

Administration

The Purchase Plan is administered by a Committee appointed by the Board of Directors. The Committee is authorized to make any uniform rules that may be necessary to carry out the provisions of the Purchase Plan. Subject to the terms of the Purchase Plan, the Committee shall determine the term of each Purchase Period and the manner for determining the purchase price of shares to be sold at the end of the Purchase Period. The Committee is also authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and all such determinations are conclusive and binding on all parties. The Committee may delegate all or part of its authority under the Purchase Plan to a committee of management for purposes of making determinations under the Purchase Plan.

Eligibility and Number of Shares

If approved by the shareholders, the aggregate number of shares of common stock allocated to the Purchase Plan will increase from 2,000,000 to 7,000,000, resulting in an additional 5,000,000 shares of common stock being available for purchase under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of common stock by reason of any stock dividend, stock splits, spin-off, split up, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and any similar events.

Any full- or part-time employee of the Company or, subject to approval by the Board of Directors or the Committee, a parent or subsidiary corporation of the Company (including officers and any directors who are also employees of the Company or any such parent or subsidiary) is eligible to participate in the Purchase Plan for any Purchase Period (as defined below) so long as the employee is customarily employed at least 16 hours per week and the employee is customarily employed for at least five months in a calendar year. No employee may participate in the Purchase Plan if the employee would be deemed for purposes of the Internal Revenue Code to own stock, immediately after a right to purchase is granted, equal to 5% or more of the total combined voting power or value of all classes of stock of the Company.

“Purchase Period” means an annual period commencing March 1 and ending on the last day of February of the following calendar year, or such other period of time as may be designated by the Committee. An employee must be eligible to participate on the twenty-fifth day of February prior to commencement of the Purchase Period.

Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form with the Company before the first day of the Purchase Period. The election form will be effective as of the first day of the next succeeding Purchase Period following receipt by the Company of the enrollment form and will continue to be effective until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

As of March 1, 2012, the Company had approximately 1,380 employees who would be eligible to participate in the Purchase Plan.

No non-employee director or other non-employee is eligible to participate in the Purchase Plan.

Participation

An eligible employee who elects to participate in the Purchase Plan authorizes the Company to make payroll deductions of a specified amount of the employee’s compensation. The minimum and maximum amount that may be withheld for any week during a pay period is 3% and 15%, respectively, of the employee’s gross cash compensation, excluding commissions. A participant may decrease the amount of his or her payroll deductions. A participant may also elect to withdraw from the Purchase

Plan during any Purchase Period, in which event the entire balance of his or her payroll deductions during the Purchase Period will be paid to the participant in cash within 60 days after the Company’s receipt of notice of the withdrawal. A participant who withdraws from the Purchase Plan during a Purchase Period will not be eligible to re-enter the Purchase Plan until the next succeeding Purchase Period. A participant may only increase his or her payroll deductions at the commencement of a Purchase Period.

Amounts withheld under the Purchase Plan are held by the Company as part of its general assets until the end of the Purchase Period and then applied to the purchase of common stock. Interest is credited on the amounts withheld under the Purchase Plan at a simple interest rate selected by the Committee. The amount of interest is determined by averaging the balances in the participant’s account on the last business day of each month during the accrual period.

The following table sets forth the number of shares of common stock purchased under the Purchase Plan by the Named Executive Officers and by the various groups indicated on February 29, 2012.

Name and Position	Shares Purchased Under the Purchase Plan on February 29, 2012(1)
Patrick J. McHale, President and Chief Executive Officer	622

James A. Graner, Chief Financial Officer	622

Dale D. Johnson, Vice President and General Manager, Contractor Equipment Division	622

Simon J. W. Paulis, Vice President and General Manager, Europe	622

David M. Lowe, Vice President and General Manager, Industrial Products Division	622

All current executive officers as a group	7,136

All current directors who are not executive officers, as a group	0

All employees who are not executive officers, as a group(2)	231,922

(1)	Participation in the Purchase Plan is voluntary. Accordingly, the shares reflected in the table above may not be indicative of future participation in the Purchase Plan.

(2)	Includes former employees whose employment terminated due to disability or retirement within three months of the expiration of the Purchase Period, as provided under the Purchase Plan.

Purchase of Stock

Amounts deducted for a participant in the Purchase Plan are used to purchase common stock of the Company as of the last day of the Purchase Period at a price established from time to time by the Committee, which shall be no less than the lesser of: (a) 85% of the Fair Market Value (as defined in the Purchase Plan) of a share of common stock on the first day of the Purchase Period; or (b) 85% of the Fair Market Value of a share of common stock on the last day of the Purchase Period. All amounts so deducted, including the interest accrued on such amounts, are used to purchase the number of whole shares of common stock that can be purchased with such amount, unless the participant has properly notified the Company that he or she elects to withdraw in cash all of such withheld amounts or to purchase a lesser number of shares. Any withdrawal of cash and amounts remaining due to a participant’s election to purchase a lesser number of shares, including interest on such amounts, will be refunded to the participant within 60 days after the end of the Purchase Period.

If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of the available shares of common stock. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.

Shares of common stock purchased by a participant are issued and registered in the direct registration system in the name of the participant or jointly, as joint tenants with the right of survivorship, in the name of the participant and another person, as the participant or his or her representative may direct.

No more than 5,000 shares or shares with a Fair Market Value of more than $25,000 (as determined on the first day of the Purchase Period) may be purchased by any participant under the Purchase Plan in any calendar year.

Death, Disability, Retirement or Other Termination of Employment

If the employment of a participant is terminated for any reason other than death, disability or retirement, the amounts previously withheld, including interest, will be refunded in cash to the participant within 60 days. In the event of the participant’s death, the amounts previously withheld, including interest, will be paid to the participant’s estate or any designated beneficiaries within 60 days of the Company’s receipt of a certified copy of the participant’s death certificate. Except as described below, in the event of a participant’s disability (as defined in the Purchase Plan), the participant will continue to participate until three months following the termination of employment, provided that the participant’s deductions will terminate when the participant is no longer receiving disability pay or after six months of continuous disability, whichever occurs first. In the event of a participant’s retirement (as defined in the Purchase Plan), the participant may continue to participate until three months following the termination of employment, provided that payroll deductions will terminate on the day of termination of employment. In the event of a termination of employment due to disability or retirement that occurs more than three months before the end of a Purchase Period, the Participant may not purchase shares and the amounts withheld, including interest, will be refunded to the participant within 60 days.

Rights Not Transferable

The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant under the Purchase Plan may be sold, pledged, assigned or transferred.

Amendment or Modification

The Company reserves the right to amend or terminate the Purchase Plan. Any amendment or termination shall require approval of the Board of Directors or the Committee, as provided under the Purchase Plan. Approval by the shareholders of the Company is required to: (a) authorize an increase in the number of shares of common stock that may be reserved under the Purchase Plan (except for adjustments by reason of any stock dividend, stock split, spin-off, split up, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and any similar event); (b) permit the issuance of shares of common stock before payment therefor in full; (c) increase the maximum rate of payroll deductions above 15% of compensation; (d) reduce the minimum price per share at which the shares of common stock may be purchased; or (e) change the definition of employees eligible to participate in the Purchase Plan.

Termination

All rights of participants under the Purchase Plan will terminate at the earlier of: (a) the day that participants become entitled to purchase a number of shares of common stock equal to or greater than the number of shares of common stock remaining available for purchase; or (b) at any time, at the discretion of the Board of Directors, upon at least 30 days’ notice to the participants. Upon termination or suspension of the Purchase Plan, the Company will pay to each participant cash in an amount equal to the balance previously withheld from the participant and not used to purchase common stock.

U.S. Federal Tax Considerations

Payroll deductions under the Purchase Plan are made after taxes. Except with regard to interest earned and paid, participants do not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares of common stock acquired under the Purchase Plan or the death of the participant. Participants who hold their shares of common stock for more than twelve months or die while holding their shares of common stock will recognize ordinary income in the year of disposition or death equal to the lesser of: (a) the excess of the fair market value of the shares of common stock on the date of disposition or death over the purchase price paid by the participant; or (b) 15% of the fair market value of the shares of common stock on the first day of the Purchase Period as of which the shares were purchased. If the twelve month holding period has been satisfied when the participant sells the shares of common stock or if the participant dies while holding the shares of common stock, the Company will not be entitled to any tax deduction in connection with the disposition of such shares by the participant.

Participants who dispose of their shares of common stock within twelve months after the shares of common stock were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of common stock on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, the Company generally will be entitled to a tax deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

Participants will have a basis in their shares of common stock equal to the purchase price of their shares of common stock plus any amount that must be treated as ordinary income at the time of disposition of the shares of common stock, as explained above. Any additional gain or loss realized on the disposition of shares of common stock acquired under the Purchase Plan will be capital gain or loss.

The Board of Directors recommends that shareholders vote FOR approval of the amendment to the Purchase Plan.

PROPOSAL 5

PROPOSAL TO APPROVE THE INCENTIVE BONUS PLAN

On February 17, 2012, the Management Organization and Compensation Committee (the “MOCC”) of the Board of Directors approved, subject to Board and shareholder approval, the Graco Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”). On February 17, 2012, the Board of Directors approved the Incentive Bonus Plan and directed that the Incentive Bonus Plan be submitted to the shareholders for approval. The purpose of the Incentive Bonus Plan is to motivate the executive officers and certain other employees of the Company to improve the overall performance of the Company and to reward them when the Company achieves specific measurable results. The Incentive Bonus Plan provides cash rewards to executive officers and certain other employees to encourage them to produce a strong return for the Company’s shareholders and to encourage them to remain in the employ of the Company. The Incentive Bonus Plan gives the MOCC discretion to choose one or more appropriate performance targets by which to measure the performance of the Company’s executive officers and certain other employees in any given performance period. The full text of the Incentive Bonus Plan is set forth in Appendix A to this Proxy Statement, and the summary description below is qualified in its entirety by reference to the full text of the Incentive Bonus Plan.

As described above in the Compensation Discussion and Analysis of this Proxy Statement, the Company currently maintains two separate Annual Incentive Plans for its executive officers: the Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan. The Annual Incentive Plans are administered by the MOCC, and each executive officer participates in only one of the Annual Incentive Plans. The Executive Officer Annual Incentive Bonus Plan was adopted by the Company’s shareholders at the Annual Meeting of Shareholders on April 20, 2007, to qualify payments made thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Please refer to the section called “Short-Term Incentives (STI)” under the Compensation Discussion and Analysis for additional information about the Annual Incentive Plans.

Rather than maintain two separate Annual Incentive Plans, the Board of Directors, upon recommendation of the MOCC, believes it is in the best interests of the Company, its employees and its shareholders to replace the Annual Incentive Plans with the Incentive Bonus Plan. The Incentive Bonus Plan will operate in a similar manner to the Annual Incentive Plans. The Incentive Bonus Plan gives the MOCC discretion to grant awards that qualify as “performance-based compensation” under Section 162(m), as well as awards that are not intended to so qualify. The MOCC will have the discretion to designate executive officers and other employees of the Company as participants in the Incentive Bonus Plan. The Incentive Bonus Plan will also permit the MOCC to establish performance periods based on a performance period of any length, as compared to the existing Annual Incentive Plans, which contemplate that all performance periods would be equal to one fiscal year. Accordingly, the Incentive Bonus Plan will now permit simultaneous awards of annual and longer term incentive opportunities. The maximum amount of bonus payments that may be made to any participant in any year pursuant to all awards under the Incentive Bonus Plan will be $10 million. The Incentive Bonus Plan can be used for awards granted in 2013 and future years.

Administration. The MOCC, all of whose members are non-employee directors who are outside directors within the meaning of Section 162(m) of the Internal Revenue Code, will administer the Incentive Bonus Plan. The MOCC will have the authority to grant cash incentive awards to the executive officers and other employees upon such terms, consistent with the terms of the Incentive Bonus Plan, as it considers appropriate. The MOCC will have the authority to interpret all provisions of the Incentive Bonus Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Incentive Bonus Plan and to make all other determinations necessary or advisable for the administration of the Incentive Bonus Plan. The MOCC may delegate its Incentive Bonus Plan administration authority to the Chief Executive Officer with respect to eligible employees who are not executive officers. Awards granted pursuant to such delegated authority will be made consistent with the criteria established by the MOCC and will be subject to any other restriction placed on the delegation by the MOCC.

Eligibility. Any executive officer and other employee designated by the MOCC from time to time is eligible to participate in the Incentive Bonus Plan. The MOCC determines which executive officers and other employees will participate in the Incentive Bonus Plan for a given year or other performance period. For awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the MOCC may select the executive officer(s) it deems appropriate to participate in the Incentive Bonus Plan no later than the shorter of the first 90 days or the first 25% of the performance period.

Determination of Performance Targets. Awards may be based on one or more of the following performance targets chosen by the MOCC: stock price, net sales, net earnings, pre-tax earnings, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, operating cash flow, free cash flow, cash flow from operations, return on equity, return on assets, return on invested capital, expenses, earnings per share and/or total shareholder return.

In addition, for any award to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance targets may include one or more non-financial measures in addition to or in lieu of the financial measures set forth above as the MOCC may determine.

The MOCC may select different performance targets for different participants in any performance period that are related to one or any combination of two or more of corporate (consolidated), group, unit, division, affiliate or individual performance. In addition to selecting the performance targets, the MOCC will also approve the level of attainment required to earn a payment under an award. The required level of attainment can be measured in absolute amounts, on a per share basis, as a change from a prior performance period or relative to the performance of other companies.

Determination of Cash Incentive Amounts. The degree of attainment for each participant to receive an award will be determined by the MOCC. At the end of the performance period, the MOCC will certify in writing the degree to which performance targets were attained and the awards payable to the participants. The participants will receive payment in cash as soon as practicable, but in no event more than two and one-half months after the end of the calendar year in which the performance period ended. A participant must be employed through the last day of the fiscal year to receive a payout of an award, unless the participant’s employment terminates due to retirement, death or disability, in which case the participant (or the participant’s successor) may be entitled to a prorated payment for the portion of the performance period during with the participant was employed. At any time during the performance period, the MOCC has discretion to amend the performance targets based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events, so long as such adjustments to awards qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code will not disqualify the award.

Maximum Payments. The maximum amount payable under the Incentive Bonus Plan to any covered officer under Section 162(m) of the Internal Revenue Code for any year cannot exceed $10 million.

Amendments. The MOCC may at any time terminate, suspend or modify the Incentive Bonus Plan and the terms and provisions of any award to any participant that has not been paid. Amendments are subject to approval of the shareholders only if such approval is necessary to maintain the Incentive Bonus Plan in compliance with the requirements of Section 162(m) of the Internal Revenue Code.

Tax Matters. As described in the Compensation Discussion and Analysis section of this Proxy Statement, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to the Company’s covered officers to $1 million per year. This limitation does not apply to “performance-based compensation.” One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance goals and re-approve those material terms every five years. Amounts paid under awards designed to comply with the requirements of Section 162(m) of the Internal Revenue Code will, under current tax law, be exempt from the $1 million per year deductibility limit if shareholders approve the Incentive Bonus Plan.

Plan Benefits. The Incentive Bonus Plan will be effective January 1, 2013. Awards intended to qualify as “performance-based compensation” under Section 162(m) will qualify as such so long as the Incentive Bonus Plan is approved by shareholders at the Meeting. As a result, the first awards granted under the Incentive Bonus Plan will relate to fiscal 2013. Amounts payable under the Incentive Bonus Plan for fiscal 2013 are not determinable because the performance targets and target opportunities will not be set by the MOCC until early in fiscal 2013. However, the benefits paid to our Named Executive Officers under the existing comparable Annual Incentive Plans for fiscal 2011 are set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 30.

The Board of Directors recommends that shareholders vote FOR approval of the Incentive Bonus Plan.

PROPOSAL 6

VOTE ON SHAREHOLDER PROPOSAL TO ADOPT MAJORITY VOTING FOR ELECTION OF DIRECTORS

California Public Employees’ Retirement System, P.O. Box 942708, Sacramento, CA 94229-2708, beneficial owner of approximately 194,569 shares of Graco common stock as of November 8, 2011, has given notice that it intends to present for action at the Annual Meeting the following resolution:

SHAREOWNER PROPOSAL

RESOLVED, that the shareowners of Graco Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director nominee may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat director nominees who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 80% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.

OUR BOARD OF DIRECTORS’ RESPONSE

Our Board has carefully considered the issue of majority voting in uncontested director elections. For the reasons outlined below, we continue to believe that the adoption of majority voting is not in the best interests of the Company or our shareholders. We believe the plurality voting standard continues to be the best standard for electing our Company’s directors.

Majority Voting May Have Unintended Negative Consequences – Our Board continues to be concerned about the unintended and undesirable consequences of majority voting. For example, majority voting may give undue influence to special-interest or single-issue voters who use director votes to forward agendas that are not always consistent with the Company’s philosophy of investing in and managing the business for the long-term. In addition, many institutional investors rely on voting recommendations issued by proxy advisory firms. Those proxy advisory firms often base their recommendations on single issues and apply inflexible policies. We are concerned that these recommendations are made without consideration of the performance and other circumstances of the particular corporation or the contributions of the particular director to the corporation. We do not believe that this proposal has been submitted based on concerns regarding the current plurality voting standard as applied to our Company and is not based upon the contribution of our directors. Our Board believes it is unlikely shareholders generally want the consequence of a single-issue agenda to be the failure to elect a productive director or group of directors, especially given that the current plurality voting standard allows shareholders to register dissatisfaction by means of a “withhold” vote for one or more directors.

Implementing Majority Voting Will Increase the Time and Cost Required to Elect Directors – The elimination of broker discretionary voting in the election of directors in 2010 has made it more difficult to obtain a high voter turnout for the election of directors. When combined with the higher voting threshold required by majority voting, this would inevitably increase the Company’s costs in connection with its annual meetings by requiring us to conduct telephone solicitation campaigns, second mailings of proxy materials or other vote-getting strategies to obtain the required vote to elect directors in routine circumstances. Our Board continues to believe that these expenditures would be a poor use of Company resources.

We Do Pay Attention to Withhold Votes – Under the Company’s current plurality voting system, a “withhold” vote allows shareholders to express their views. We are required to report the results of voting on the election of directors in a Form 8-K within four business days after our annual meeting. As a result, there is significant visibility of any director who receives a significant number of “withhold” votes. Our Nominating Committee reviews the voting results from each annual meeting.

We Have an Effective Board Structure – Our Board is held accountable and does not believe that electing directors by a different standard would result in a more effective Board. Our Governance Committee, which consists entirely of independent directors, considers a variety of factors, as described above under “Director Qualifications and Selection Process—Qualification Standards,” when nominating directors to stand for election. Other than our CEO, our Board consists solely of independent directors, as determined in accordance with the New York Stock Exchange listing standards, which means that our directors do not have relationships that might impair their ability to challenge our management. In addition, our shareholders have a right to submit comments and concerns to our Board as described above under “Communications With The Board.”

Our Board Process Already Ensures a High Quality of Director Nominees – The Board’s success in nominating strong, highly qualified directors is underscored by the fact that historically our shareholders have consistently elected directors with a majority of the votes cast. In the last five years, all directors standing for election have received a majority of the votes cast on the election of directors. Accordingly, the implementation of a majority voting standard in any of these elections would not have impacted the outcome of the election.

The Dodd-Frank Act Does Not Mandate Majority Voting – The discussions surrounding the adoption of the Dodd-Frank Act in 2010 included discussions about whether majority voting should be mandatory for all public companies. However, Congress chose to exclude mandatory majority voting from the final Act, and instead left the issue to the states and to individual companies and their shareholders to decide on a case-by-case basis. We believe that this decision supports the proposition that majority voting is not necessarily appropriate for all companies. For the reasons stated above, we continue to believe that majority voting is not appropriate for Graco.

Our Board has considered this proposal and the arguments for and against majority voting and concluded that adoption of a majority voting standard at this point in time may lead to undue influence by special interest groups and to other unintended consequences, and is unnecessary and disadvantageous to the Company and our shareholders.

Our Board of Directors recommends that shareholders vote AGAINST the shareholder proposal.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN THE YEAR 2013

Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2013 must submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Statement no later than November 7, 2012.

Any shareholder proposal for the Annual Meeting in year 2013 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by January 19, 2013 to be considered.

OTHER MATTERS

Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

For the Board of Directors,

Karen Park Gallivan

Secretary

Dated March 7, 2012

APPENDIX A

GRACO INC.

INCENTIVE BONUS PLAN

1.	Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.1	Base Salary – the annual fixed salary paid to a Participant.

1.2	Bonus Award – the incentive structure established for each Participant by the Compensation Committee for each Performance Period pursuant to Section 3.1 hereof.

1.3	Bonus Payment – means an amount payable to a Participant pursuant to Section 3.2 hereof.

1.4	Compensation Committee – the Management Organization and Compensation Committee of the Board of Directors of Graco Inc.

1.5	Code – the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

1.6	Company – Graco Inc., a Minnesota corporation, and any of its affiliates that adopt the Plan.

1.7

Covered Employee – all Participants whose compensation in the Performance Period for which the Bonus Award is calculated is, or in the Compensation Committee’s discretion may be, subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

1.8	Eligible Employee – any employee of the Company or an affiliate of the Company.

1.9	Participant – an Eligible Employee designated by the Compensation Committee as subject to the Plan.

1.10

Performance-Based Compensation – a Bonus Award to a Covered Employee that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

1.11	Performance Period – the Company’s fiscal year or such other period as determined by the Committee from time to time.

1.12

Performance Target(s) – the financial and other target(s) established by the Compensation Committee for a Performance Period and reflected in a document adopted by the Compensation Committee in accordance with the terms of the Plan.

1.13	Plan – this Incentive Bonus Plan.

2.	Administration.

2.1

Authority of Compensation Committee.     The Compensation Committee shall have the authority, subject to the terms of the Plan, to (i) make Bonus Awards, (ii) determine when and to whom Bonus Awards will be granted, (iii) determine the form, amount and other terms and conditions of each Bonus Award, (iv) set the Performance Period and establish the Performance Target(s) and relationship between the Performance Target(s) and Bonus Payments, and (v) otherwise administer the Plan. The Compensation Committee’s interpretation of the Plan and of any Bonus Payments made or to be made under the Plan shall be final and binding on all persons with an interest therein. The Compensation Committee shall have the power to establish regulations to administer the Plan and to change such regulations. The Compensation Committee shall be comprised of two or more “outside directors” pursuant to the requirements of Section 162(m) of the Code.

2.2

Delegation.     The Compensation Committee may delegate to the Chief Executive Officer the authority, with respect to Participants who are not executive officers of the Company, to (i) determine which of such Eligible Employees will be granted Bonus Awards under the Plan, (ii) determine the amount and terms of Bonus

Awards under the Plan for such Participants and (iii) take all other actions of the Compensation Committee, including administration and interpretation of such Bonus Awards. Bonus Awards granted pursuant to such delegated authority shall be made consistent with the criteria established by the Compensation Committee and shall be subject to any other restrictions placed on the delegation by the Compensation Committee.

3.	Bonus Award for a Performance Period.

3.1	Bonus Award.

(a) Grant of Bonus Award. For each Bonus Award, the Compensation Committee shall designate the Participants in the Plan; determine the applicable Performance Period; determine the amount of the Bonus Award (which may be based on a percentage of the Participant’s Base Salary); select applicable Performance Target(s); identify the weights thereof; and determine the relationship between Performance Targets and Bonus Payments. Such determinations shall be memorialized in written documents adopted by the Compensation Committee. For any Bonus Award of Performance-Based Compensation, the Compensation Committee shall designate the Participants and make the Bonus Awards, including establishment of the Performance Target(s), within the shorter of the first ninety (90) days or the first twenty-five percent (25%) of the Performance Period.

(b) Establishment of Performance Targets. The Performance Target(s) shall be tied to one or more of the following financial measures: stock price, net sales, net earnings, pre-tax earnings, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, operating cash flow, free cash flow, cash flow from operations, return on equity, return on assets, return on invested capital, expenses, earnings per share or total shareholder return (the “Financial Measures”) for the applicable Performance Period. Each such Financial Measure shall be computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, subject to other rules and conditions as the Compensation Committee may establish. The Financial Measure may be stated in absolute terms, as a change from preceding periods, or as compared to any other company or companies. In the case of a Bonus Award that is not intended to constitute Performance-Based Compensation, the Committee may select one or more non-financial measures (the “Non-Financial Measures”) to evaluate the performance of a Participant in addition to or in lieu of one or more Financial Measures. All Non-Financial Measures shall be applied in a manner consistent with usual Company practice and such rules and conditions as the Compensation Committee may establish. Financial Measures and Non-Financial Measures may relate to one or any combination of two or more of corporate (consolidated), group, unit, division, affiliate or individual performance.

3.2

Bonus Payment.     Following the close of each Performance Period and prior to the making of any Bonus Payment, the Compensation Committee shall determine whether and to what extent Performance Target(s) and all other factors upon which the Bonus Payment is based have been attained. In determining whether a Performance Target has been attained, the Compensation Committee may make adjustments based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events, provided that no such adjustment shall be made to a Bonus Award that is intended to constitute Performance-Based Compensation if the effect of such adjustment would be to cause the Bonus Award to fail to qualify as Performance-Based Compensation. Subject to any deferred compensation election pursuant to any such plans of the Company, payment of the Bonus Payment shall in all events be made within two and a half months following the calendar year in which the Performance Period ends.

3.3	Limitations.

(a)

If Performance Targets are not Achieved.     If Performance Targets are not achieved during the Performance Period, the Compensation Committee may decide to pay a bonus to the Participant, but must state the reason(s) for its decision in writing, and no bonus shall be paid to a Covered Employee under a Bonus Award intended to constitute Performance-Based Compensation if the Performance Targets for such Bonus Award are not achieved.

(b)

Pro-ration or Elimination of Bonus Payment.     Participation in the Plan ceases with resignation, termination, retirement, death or long-term disability. A Participant who resigns or is terminated effective during the Performance Period is ineligible for a bonus payment unless the Compensation Committee directs otherwise. A Participant who is employed by the Company through the last day of the Performance Period shall be eligible for a Bonus Payment. A Participant who retires, dies or becomes eligible for long-term disability benefits under the Company’s long-term disability benefit plan during the Performance Period may be paid a bonus in accordance with the direction of the

Compensation Committee, provided that any such bonus shall be based on actual achievement of the Performance Target(s). For purposes of the Plan, a Participant who has attained age 65, or age 55 and 10 years of service with the Company or an affiliate shall, upon termination for any reason other than “cause” (as defined below) be deemed to have retired. As used herein, the term “cause” shall mean termination as a result of gross misconduct, commission of a felony or material breach of the Company’s Code of Ethics and Business Conduct.

(c)

Limitation on Performance-Based Compensation. No Covered Employee shall be entitled to receive Bonus Awards that entitle the Covered Employee to receive more than ten million dollars ($10,000,000) in any calendar year.

4.

Nontransferability.     Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under the Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

5.

Tax Withholding.     In order to comply with all applicable federal, provincial, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, provincial, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

6.	Amendment. The Compensation Committee may amend the Plan prospectively at any time and for any reason deemed sufficient by it without prior notice to any person affected by the Plan.

7.	Miscellaneous.

7.1	Effective Date. January 1, 2013

7.2

Term of the Plan.     The Plan shall continue in existence until affirmatively discontinued or terminated by the Committee. No Bonus Award shall be granted after the termination of the Plan; provided, however, that a Bonus Payment with respect to a Performance Period which begins before such termination may be made thereafter.

7.3

Headings.     Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

7.4

Applicability to Successors.     The Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

7.5	Employment Rights and Other Benefit Programs.

(a)

The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the Participant’s employment at any time. The Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto.

(b)

Bonus Payments received by a Participant pursuant to the Plan shall not be deemed a part of the Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any affiliate unless expressly so provided by such plan, contract or arrangement, or unless the Compensation Committee expressly determines that a Bonus Payment or portion of a Bonus Payment should be included to accurately reflect competitive practices or to recognize that a Bonus Payment has been made in lieu of a portion of competitive cash compensation.

7.6

No Trust or Fund Created.     The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

7.7

Governing Law.     To the extent that federal law does not otherwise control, the validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

7.8

Severability.     If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

7.9

Qualified Performance-Based Compensation.     Certain Bonus Awards are intended to constitute Performance-Based Compensation and, therefore, the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all such Bonus Awards as qualified performance-based compensation within the meaning of Section 162(m) of the Code. Accordingly, the material terms of the Plan shall be disclosed to the shareholders of the Company and must be approved by shareholders in accordance with Section 162(m) of the Code in order for any Bonus Payments to constitute Performance-Based Compensation.

GRACO INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

(As amended)

1.

Purpose and Scope of Plan. The purpose of this employee stock purchase plan (the “Plan”) is to provide the employees of Graco Inc. (the “Company”) and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with such intent.

2.	Definitions.

2.1.	The terms defined in this section are used and capitalized elsewhere in the Plan:

(a)

“Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as defined in Sections 424(e) and 424(f) of the Code or any successor provisions, and whose participation in the Plan has been approved by the Board of Directors or a committee selected in accordance with the provisions of the Plan.

(b)	“Agent” means a registered securities broker/dealer that may be selected by the Company to assist the Company in administering the Plan.

(c)	“Board of Directors” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” means the committee appointed under Section 13 of the Plan or its delegatee.

(f)	“Company” means Graco Inc., a Minnesota corporation.

(g)

“Compensation” means the gross cash compensation, including wages, overtime earnings, shift premium, salary, sales incentive and bonus paid by the Company or a Participating Affiliate to a Participant in accordance with the terms of employment, but excluding all commissions, expense allowances or reimbursements, relocation allowances, tuition reimbursements, adoption assistance benefits, earnings related to stock options or other equity incentives, post-employment payments that may be computed from eligible compensation, such as severance benefits, salary continuation after termination of employment, redundancy pay, termination indemnities, and compensation payable in a form other than cash. Compensation shall be determined without regard to any earnings reduction agreements made pursuant to a qualified cash or deferred arrangement under section 401(k) of the Code, or a cafeteria plan established under section 125 of the Code.

(h)

“Effective Date” shall mean the first day of the first Purchase Period commencing after the approval of the Plan by the shareholders of the Company, providing, however, that the effective date with respect to one or more Participating Affiliates may be a date as determined by the Committee, that may be later than the first day of the first Purchase Period comencing after the approval of the Plan by the shareholders of the Company.

(i)

“Eligible Employee” means an individual who is classified as a regular full or part-time employee by the Company or a Participating Affiiliate on their payroll records on the twenty-fifth (25th) day of February prior to the commencement of any Purchase Period and throughout the applicable Purchase Period, except (i) an employee whose customary employment is less than 16 hours per week, (ii) an employee whose customary employment is for not more than 5 months in any calendar year, or (iii) an employee who, immediately after a right to purchase is granted, owns (or is deemed to own under sections 423(b)(3) and 424(d) of the Code) shares of the Company’s stock with a total combined voting power or value of all classes of stock of the Company of five percent (5%) or more. No other individual shall be considered to be an Eligible Employee, including any temporary employee, independent contractor, non-employee consultant, an employee of any entity other than the Company or a Participating Affiliate, or an employee of any service provider, even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise. In the event the classification of a person who was excluded from the definition of Eligible Employee under the provisions of this subparagraph is determined to be erroneous or is retroactively revised, the person shall nonetheless continue to be excluded from treatment as an Eligible Employee for all periods prior to the date the Company or Participating Affiliate specifically determines, for the purposes of eligibility under the Plan, that its classification of the individual should be revised.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k)

“Fair Market Value” of a share of Common Stock as of any date means, if the Company’s Common Stock is listed on a national securities exchange or traded in the national market system, the closing price for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. If such determination of Fair Market Value is not consistent with the then current regulations applicable to a plan intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.

(l)

“Month” for purposes of interpreting Section 9 of the Plan means the period between a certain day in one calendar month and the same day in the following calendar month. For example, if an event takes place on January 1, a month shall have elapsed on February 1. If the subsequent month does not have the same day as the preceding month, a month will have elapsed on the day preceding that day or at the end of the month in the case of February. For example if an event takes place on January 31, a month will have elapsed on February 28 (or 29 in a leap year).

(m)

“Participating Affiliate” means an Affiliate that has been designated by the Committee in advance of the commencement of the applicable Purchase Period as a corporation whose eligible employees may participate in the Plan.

(n)	“Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

(o)	“Plan” means this Graco Inc. 2006 Employee Stock Purchase Plan, as amended from time to time.

(p)	“Purchase Period” means, except as otherwise determined by the Committee, an annual period commencing March 1 and ending the last day of February of the following calendar year.

(q)	“Shares” means the Common stock of the Company, $1.00 par value.

(r)	“Stock Purchase Account” means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

3.

Scope of the Plan. Shares may be sold to Eligible Employees pursuant to the Plan as hereinafter provided, but not more than Two Million (2,000,000) Shares, subject to adjustment as provided in Section 14, shall be sold to Eligible Employees pursuant to the Plan. All sales of Shares pursuant to the Plan shall be subject to the same terms, conditions, rights and privileges. The Shares sold to Eligible Employees pursuant to the Plan may be shares acquired by purchase on the open market or in privately negotiated transactions, by direct issuance from the Company or by any combination thereof.

4.

Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee. An Eligible Employee may elect to participate in the Plan by submitting an enrollment form to the Company before the commencement of the applicable Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in such Purchase Period and continuing until the Eligible Employee withdraws from the Plan, modifies his or her authorization or ceases to be an Eligible Employee, as hereinafter provided.

5.	Number of Shares Each Eligible Employee May Purchase.

5.1.

Subject to the provisions of the Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the number of Shares that can be purchased at the price specified in Section 5.2 with the entire credit balance, including interest, if any, in the Participant’s Stock Purchase Account; provided, however, that no Eligible Employee shall be granted a right to acquire Shares under the Plan that permits the Eligible Employee’s rights to purchase Shares under the Plan and all other “employee stock purchase plans” within the meaning of Section 423(b) of the Code maintained by the Company and the Participating Affiliates to accrue at a rate that exceeds $25,000 of Fair Market Value (determined at the time such option is granted) for each calendar year in which such right is outstanding at any time. In no event may any Eligible Employee purchase more than 5,000 shares under the Plan for a given Purchase Period. If the purchases by all Participants would otherwise cause the aggregate number of Shares to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated a ratable portion of the maximum number of Shares that may be sold.

5.2.	The purchase price of each Share sold pursuant to the Plan shall be established from time to time by the Committee, but shall be no less than the lesser of (a) or (b) below:

(a)	85% of the Fair Market Value of such Share on the first day of the Purchase Period; or

(b)	85% of the Fair Market Value of such Share on the last day of the Purchase Period.

6.	Method of Participation.

6.1.

The Company shall give notice to each Eligible Employee of the opportunity to purchase Shares pursuant to the Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time prior to the date of purchase of such Shares. The Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the offering of such Shares.

6.2.

Each Eligible Employee who desires to participate in the Plan for the applicable Purchase Period shall signify his or her election to do so by delivering an executed election on a form designated by the Company prior to the commencement of the Purchase Period. An Eligible Employee may elect to have any whole percent of Compensation withheld, but not less than 3% nor more than 15% per pay period, subject to the provisions of Section 8.6 of the Plan. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of the Purchase Period to which it relates and shall remain in effect unless and until such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

6.3.

Any Eligible Employee who does not make a timely election, as provided in Section 6.2, shall be deemed to have elected not to participate in the Plan. Such election shall be irrevocable for such Purchase Period.

7.	Stock Purchase Account.

7.1.	The Company shall maintain a Stock Purchase Account for each Participant. Payroll deductions pursuant to Section 6 shall be credited to such Stock Purchase Accounts on each payday.

7.2.

Interest shall accrue on the balances in the Stock Purchase Accounts in accordance with the provisions of this Section 7.2, provided that the amount in such Stock Purchase Account is held in the general assets of the Company or the applicable Participating Affiliate. Interest shall accrue from the first day of the Purchase Period until the earlier of (i) the last business day of the Purchase Period, (ii) the last business day of the calendar month preceding the calendar month in which the Participant withdraws from the Plan, or (iii) the last business day of the calendar month preceding the calendar month in which a distribution is to be made under Section 10 (“Accrual Period”). The interest accrued shall be credited to a Participant’s Stock Purchase Account on the last day of the applicable Accrual Period. The amount of interest to be accrued shall be determined by averaging the balances in the Participant’s Stock Purchase Account on the last business day of each calendar month in the applicable Accrual Period and multiplying that amount by a simple interest rate selected annually by the Committee.

7.3.

The Stock Purchase Account is established solely for accounting purposes. Amounts in the Stock Purchase Account shall be part of the general assets of the Company or credited to an account maintained in the Participant’s name at an appropriate financial institution, as the Committee may from time to time determine.

7.4

A Participant may designate one or more beneficiaries to receive the balance in the Participant’s Stock Purchase Account upon the Participant’s death by submitting a properly completed form to the Company. Such designation may be changed or revoked by the Participant from time to time, provided, however, no designation, change or revocation shall be effective unless made by the Participant on an appropriate form and filed with the Company during the Participant’s lifetime. Unless the Participant has otherwise specified in the beneficiary designation, payment shall be made to the beneficiary’s estate if a beneficiary survives the Participant, but dies before receipt of the payment due.

7.5.	A Participant may not make any separate cash payment into the Stock Purchase Account.

8.	Right to Adjust Participation or to Withdraw.

8.1	A Participant may increase future payroll deductions only at the commencement of a Purchase Period by submitting the appropriate form to the Company prior to the commencement of the Purchase Period.

8.2.

A Participant may, at any time during a Purchase Period, direct the Company to reduce the amount withheld from his or her future Compensation, subject to the limitation in Section 6.2. Upon any such action, future payroll deductions with respect to such Participant shall be reduced in accordance with the Participant’s direction.

8.3.

At any time before the end of a Purchase Period, a Participant may withdraw from the Plan by filing an appropriate form with the Company. In such event, all future payroll deductions shall cease and the entire credit balance in the Participant’s Stock Purchase Account will be paid to the Participant, including interest, in cash within sixty (60) days of the date the Company receives notice of the Participant’s withdrawal. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.

8.4.

A Participant shall notify the Company of the Participant’s election to decrease payroll deductions by filing an appropriate form with the Company. A Participant’s election to decrease deductions will take effect as soon as administratively feasible following receipt by the Company of notification of such election.

8.5

The Committee may, by administrative rule, direct that a Participant’s payroll deductions cease when the entire credit balance in a Participant’s Stock Purchase Account, excluding interest, exceeds the maximum Fair Market Value of Shares that may be purchased pursuant to Section 5.1, at the applicable purchase price per Share established pursuant to Section 5.2

9.

Termination of Employment. If the employment of a Participant terminates for a reason other than death, disability, or retirement, Participant’s participation in the Plan shall cease as of the date of termination and the Company will pay to the Participant within sixty (60) days of the date of termination, the entire balance in the Participant’s Stock Purchase Account, including accrued interest, in cash.

9.1

Death. Participation in the Plan shall cease upon the death of the Participant. The entire credit balance of the Participant’s Stock Purchase Account, including accrued interest, shall be paid to the Participant’s estate or, in the event the Participant has so designated, to one or more beneficiaries in cash within sixty (60) days of the Company’s receipt of a certified copy of the Participant’s death certificate.

9.2

Disability. A Participant who becomes disabled as defined below during a Purchase Period may continue to participate in the Plan for three (3) Months following the Participant’s employment termination date, subject to the following provisions:

(a)

If the last business day of the Purchase Period occurs prior to or coincident with the expiration of the three (3) Month period, the Participant may purchase Shares pursuant to the Plan. If the last business day of the Purchase Period occurs after the expiration of the three (3) Month period, the Participant may not purchase Shares and the entire credit balance in the Participant’s Stock Purchase Account on the date of termination of the Participant’s employment, including accrued interest, will be paid to the Participant in cash within sixty (60) days of the termination of the Participant’s employment.

(b)

Payroll deductions shall cease at the point when the Participant is no longer receiving disability pay from the Company or a Participating Affiliate or after six (6) continuous Months of disability, whichever occurs first.

(c)	The Participant may voluntarily withdraw from the Plan at any time during the Purchase Period, in accordance with the provisions of Section 8.

(d)

A Participant shall be deemed disabled if because of an injury or illness, the Participant is unable to perform the essential functions of his/her regular position and the following determinations have been made.

(i)

A written determination of disability by the administrator of the disability benefit plan sponsored by the Company or a Participating Affiliate using a definition of disability similar to that set forth in Section 9.2(d) or

(ii)

A written determination of disability made by a doctor of medicine approved by the Committee using a definition of disability similar to that set forth in Section 9.2(d) when the Participant is not covered by a Company or Participating Affiliate disability plan. Situations contemplated by this Section 9.2(d)(ii) include fully insured disability plans.

9.3	Retirement. A Participant who terminates employment with the Company or a Participating Affiliate and is age 55 and has ten (10) or more years of service with the Company and/or the

Participating Affiliate or is age 65, may continue to participate in the Plan for three (3) Months following the Participant’s employment termination date. If the last business day of the Purchase Period occurs prior to or coincident with the expiration of the three (3) Month period, the Participant may purchase Shares pursuant to the Plan. If the last business day of the Purchase Period occurs after the expiration of the three (3) Month period, the Participant may not purchase Shares and the entire credit balance in the Participant’s Stock Purchase Account on the date of termination of the Participant’s employment, including accrued interest, will be paid to the Participant in cash within sixty (60) days of the termination of the Participant’s employment, provided that:

(a)	Payroll deductions shall cease upon the termination of employment; and

(b)	The Participant may voluntarily withdraw from the Plan at any time prior to the expiration of the three (3) Month period, in accordance with the provisions of Section 8.

10.	Purchase of Shares.

10.1.

As of the last business day of each Purchase Period, the entire credit balance in each Participant’s Stock Purchase Account, including the interest accrued, shall be used to purchase the largest number of whole Shares that may be purchased with such amount, subject to the limitations of Sections 3 and 5, unless the Participant has filed an appropriate form with the Company in advance of that date, that either elects to purchase a specified number of whole Shares that is less than the number that may be purchased with the entire credit balance, including interest, or elects to receive the entire credit balance, including interest, in cash.

10.2.

In the event that the amount in the Stock Purchase Account is part of the general assets of the Company in accordance with the provisions of Section 7.3 of the Plan and the entire credit balance, including interest, is used to purchase the largest number of whole Shares that may be purchased with such amount, subject to the limitations of Sections 3 and 5, and there is an amount left in the Participant’s account which is less than the value of one whole Share (“Cash Value of Fractional Share”) and the Participant has elected to continue the Participant’s participation in the Plan during the subsequent Purchase Period, the Cash Value of the Fractional Share shall be retained in that Participant’s Stock Purchase Account and aggregated with payroll deductions made during the subsequent Purchase Period. If a Participant purchases less than the maximum number of Shares that may be purchased with the entire credit balance, including interest, if applicable, the amount remaining in the Participant’s Stock Purchase Account after such purchase, or the entire credit balance, including interest, if any, if the Participant elects not purchase any Shares, will be paid to the Participant in cash within sixty (60) days after the end of the applicable Purchase Period.

10.3.	Shares acquired by each Participant shall be held in a direct registration account maintained for the benefit of each Participant by the Company’s transfer agent.

10.4	The Committee, in the exercise of its discretion, may retain an Agent to assist the Company in managing the Plan.

11.

Rights as a Shareholder. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to Shares purchased under the Plan, including the right to receive any dividends that may be declared by the Company, until (i) the Participant has actually paid the purchase price for such Shares and (ii) either an entry reflecting the issuance of the Shares has been made on the books of the Company (or of its transfer agent) or a certificate or certificates representing the Shares has been delivered to the Participant.

12.

Rights Not Transferable. A Participant’s right to purchase Shares under the Plan is exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned or transferred in any way. Any attempt to sell, pledge, assign or transfer the same shall be null and void and without effect. The amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way other than by will or the laws of descent and distribution, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts other than by will or the laws of descent and distribution will be null and void and without effect.

13.

Administration of the Plan. The Board of Directors of the Company shall appoint a committee to administer the Plan consisting of three or more persons who may but need not be directors of the Company. The Board shall determine the size of the Committee from time to time and shall have the power to remove and replace members thereof. The Committee is authorized to make such uniform rules as may be necessary to carry out its provisions. Subject to the terms of the Plan, the Committee shall determine the term of each Purchase Period and the manner of determining the purchase price of the Shares to be sold during such Purchase Period. The Committee shall also determine any other questions arising in the administration, interpretation and application of the Plan, and all such determinations shall be conclusive and binding on all parties. The Committee may delegate all or part of its authority under the Plan to a committee of management for purposes of determinations under the Plan.

14.

Adjustment upon Changes in Capitalization. In the event of any change in the Shares by reason of any stock dividend, stock split, spin-off, split up, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and any similar corporate event, the Share amount in Section 3 and the Purchase Price in Section 5 shall be appropriately adjusted by the Committee.

15.

Registration of Shares. Shares shall be issued and registered in the direct registration system in the name of the Participant, or jointly, as joint tenants with the right of survivorship, in the name of the Participant and another person, as the Participant or his or her representative may direct on an appropriate form filed with the Company.

16.

Amendment of Plan. The Company reserves the power to amend the Plan prospectively or retroactively or both or to terminate the Plan in any respect by action of the Board of Directors. In addition and independent of action by the Board of Directors, the Committee may amend the Plan in any respect that does not materially increase the cost of the Plan or significantly alter the scope, nature or degree of benefits accruing to Participants in the Plan, including the setting of the interest rate for any Purchase Period pursuant to Section 7. Notwithstanding the foregoing, no amendment shall be made without the prior approval of the shareholders that would (i) authorize an increase in the number of Shares that may be reserved under the Plan, except as provided in Section 14, (ii) permit the issuance of Shares before payment therefor in full, (iii) increase the maximum rate of payroll deductions above 15% of Compensation, (iv) reduce the minimum price per share at which the Shares may be purchased, or (v) change the definition of employees eligible to participate in the Plan.

17.

Effective Date of Plan. The Plan shall be effective on the first day of the first Purchase Period commencing after the Plan has been approved by the shareholders of the Company on or before April 22, 2006. All rights of Participants in any offering hereunder shall terminate at the earlier of (i) the day that Participants become entitled to purchase a number of Shares equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after thirty (30) days’ notice has been given to all Participants. Upon termination or suspension of the Plan, Shares shall be purchased for Participants in accordance with Section 10.1, and cash, if any, remaining in the Participants’ Stock Purchase Accounts shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

18.

Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under the Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the Shares reserved for the Plan, including, without limitation, the requirement of a current registration statement of the Company under the Securities Act of 1933, as amended, covering the Shares purchasable on the last day of the Purchase Period applicable to such Shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to the effectiveness of an appropriate listing application to a national securities exchange or a national market system, covering the Shares under the Plan upon official notice of issuance.

19.

Rules for Foreign Jurisdictions. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to the extent necessary to achieve desired tax or other objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions, including, without limitation: (i) authorizing alternative payment methods in the case of foreign jurisdictions where payroll deductions are not allowed; and (ii) imposing lower limitations on the shares available for option grants during any Purchase Period in the case of foreign jurisdictions where lower limitations are required. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the handling of payroll deductions or other forms of employee contributions, payment of interest, conversion of local currency, withholding procedures, handling of stock certificates and death benefit and beneficiary matters which vary with local requirements.

20.	Miscellaneous.

20.1.

The Plan shall not be deemed to constitute a contract of employment between the Company or a Participating Affiliate and any Participant, nor shall the Plan interfere with the right of the Company or a Participating Affiliate to terminate any Participant and treat the Participant without regard to the effect that such treatment might have upon the Participant under the Plan.

20.2.

Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

20.3.	The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

20.4.

Delivery of Shares or of cash pursuant to the Plan shall be subject to any required withholding taxes. A person entitled to receive Shares may, as a condition precedent to receiving such Shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

20.5	Notices to the Committee should be addressed to:

Graco Inc.

Attention: Human Resources Department

P.O. Box 1441

Minneapolis, Minnesota 55440

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GRACO INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐
1. Election of Directors
Nominees
01) William J. Carroll 02) Jack W. Eugster 03) R. William Van Sant

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. Ratification of appointment of Deloitte & Touche LLP as the independent registered public accounting firm.					☐	☐	☐
3. Approval, on an advisory basis, of the compensation paid to the named executive officers as disclosed in the Proxy Statement.					☐	☐	☐
4. Increase in authorized shares for the Employee Stock Purchase Plan.					☐	☐	☐
5. Incentive Bonus Plan.					☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:
6. Shareholder proposal to adopt majority voting for the election of directors.					☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

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M42627-P19649

GRACO INC. Annual Meeting of Shareholders April 20, 2012 1:00 p.m. Central Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick J. McHale and James A. Graner, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held at George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota 55413, on Friday, April 20, 2012, at 1:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 17, 2012, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.

Continued and to be signed on reverse side